                            CROP GROWERS CORPORATION

                                PROXY STATEMENT

                               ------------------


                        SPECIAL MEETING OF STOCKHOLDERS
                     TO BE HELD ON          , JULY   , 1997


                            ------------------------


    This Proxy Statement is being furnished to the stockholders of Crop Growers Corporation, a Delaware corporation (the "Company"), in connection with the solicitation by the Board of Directors of the Company of proxies to be voted at a special meeting of stockholders of the Company to be held at the offices of
the Company, 10895 Lowell Avenue, Suite 300, Overland Park, Kansas, on         ,
July   , 1997 at 9:00 a.m. local time, and any adjournments or postponements thereof (the "Special Meeting"). At the Special Meeting, the stockholders of the Company will consider and vote upon a proposal to approve and adopt an Agreement and Plan of Merger, dated May 1, 1997 (the "Merger Agreement"), by and among the Company, Fireman's Fund Insurance Company, a California corporation ("Fireman's Fund"), and CG Acquisitions Corp., a Delaware corporation and wholly owned subsidiary of Fireman's Fund (the "Merger Subsidiary"), pursuant to which, among other things (i) the Merger Subsidiary will be merged with and into the Company (the "Merger"), with the result that the Company will become a wholly owned subsidiary of Fireman's Fund, (ii) each outstanding share of Common Stock, par value $.01 per share, of the Company (the "Common Stock"), except those shares as to which dissenters' rights have been perfected ("Dissenting Shares"), will be converted into the right to receive $10.25 in cash, and (iii) holders of options to acquire shares of the Common Stock of the Company will each receive a cash payment, net of withholding taxes, in an amount per share equal to the excess, if any, of $10.25 over the exercise price of such options. See "THE MERGER AGREEMENT--Consideration To Be Received by Stockholders."



    This Proxy Statement is accompanied by copies of the Company's Annual Report on Form 10-K, as amended, for the year ended December 31, 1996 and its Quarterly Report on Form 10-Q for the quarter ended March 31, 1997. These materials are specifically incorporated by reference in this Proxy Statement and are included to aid stockholders in their consideration of the Merger.



    Only holders of record of the Common Stock and the Series A Convertible Preferred Stock, par value $.01 per share, of the Company (the "Preferred
Stock") at the close of business on June   , 1997 are entitled to notice of and
to vote at the Special Meeting. This Proxy Statement is first being sent to
stockholders on or about June   , 1997.


                            ------------------------

THIS TRANSACTION HAS NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
   EXCHANGE COMMISSION NOR HAS THE COMMISSION PASSED UPON THE FAIRNESS OR
     MERITS OF SUCH TRANSACTION NOR UPON THE ACCURACY OR ADEQUACY OF THE
        INFORMATION CONTAINED IN THIS DOCUMENT. ANY
                     REPRESENTATION TO THE CONTRARY IS UNLAWFUL.

                               TABLE OF CONTENTS


                                                                                                                PAGE
                                                                                                                -----

SUMMARY....................................................................................................           1
  Date, Time and Place of Special Meeting..................................................................           1
  Record Date; Stockholders Entitled to Vote; Quorum.......................................................           1
  Purpose of the Meeting...................................................................................           1
  The Merger...............................................................................................           1
  Termination by Company...................................................................................           2
  Termination Fee..........................................................................................           2
  Effective Time of the Merger.............................................................................           2
  Voting of Shares Owned by Fireman's Fund.................................................................           2
  Special Factors..........................................................................................           3
  Payment for Shares and Options...........................................................................           3
  Dissenters' Rights.......................................................................................           4
  Regulatory Approvals.....................................................................................           4
  The Company..............................................................................................           4
  Fireman's Fund...........................................................................................           4
  Market Price and Dividend Data...........................................................................           5
  Selected Consolidated Financial Data.....................................................................           6

THE SPECIAL MEETING........................................................................................           7
  General..................................................................................................           7
  Proposal to be Considered at the Special Meeting.........................................................           7
  Record Date; Stockholder Approval........................................................................           7
  Proxies..................................................................................................           8

SPECIAL FACTORS............................................................................................           8
  Background of the Merger.................................................................................           8
  Purpose and Structure of the Merger......................................................................          17
  Recommendation of the Company's Board of Directors.......................................................          17
  Opinion of Financial Advisor.............................................................................          19
  Perspective of Fireman's Fund on the Merger..............................................................          24
  Plans for the Company After the Merger...................................................................          25
  Certain Effects of the Merger............................................................................          25
  Relationship Between the Company and Fireman's Fund......................................................          25
  Interests of Certain Persons in the Merger...............................................................          29
  Sources and Uses of Funds................................................................................          30
  Certain Federal Income Tax Consequences..................................................................          30
  Public Offerings and Repurchases of Common Stock.........................................................          31
  Regulatory Approvals.....................................................................................          32

THE MERGER AGREEMENT.......................................................................................          32
  General..................................................................................................          32
  Effective Time...........................................................................................          33
  Consideration To Be Received by Stockholders.............................................................          33
  Payment for Shares and Options...........................................................................          33
  Operations of the Company Prior to the Merger............................................................          34
  Conditions to Consummation of the Merger.................................................................          35
  Termination..............................................................................................          35
  Termination Fee..........................................................................................          36
  Accounting Treatment.....................................................................................          36

                                                                                                                PAGE
                                                                                                                -----
RIGHTS OF DISSENTING STOCKHOLDERS..........................................................................          36

STOCK OWNERSHIP OF MANAGEMENT AND CERTAIN BENEFICIAL OWNERS................................................          39
  Stock Ownership..........................................................................................          39
  Transactions by Certain Persons in Common Stock..........................................................          40

MANAGEMENT OF THE COMPANY, FIREMAN'S FUND AND THE MERGER SUBSIDIARY........................................          41
  The Company..............................................................................................          41
  Fireman's Fund and Affiliates............................................................................          42
  The Merger Subsidiary....................................................................................          43
  Certain Proceedings......................................................................................          43

STOCKHOLDER PROPOSALS......................................................................................          44

INDEPENDENT PUBLIC ACCOUNTANTS.............................................................................          44

INFORMATION INCORPORATED BY REFERENCE......................................................................          44

AVAILABLE INFORMATION......................................................................................          44

ADDITIONAL INFORMATION.....................................................................................          45

EXHIBIT A--Agreement and Plan of Merger....................................................................         A-1

EXHIBIT B--Opinion of Dean Witter Reynolds Inc.............................................................         B-1

EXHIBIT C--Provisions of Delaware General Corporation Law Relating to Appraisal Rights.....................         C-1

                                    SUMMARY

    THE FOLLOWING IS A SUMMARY OF CERTAIN INFORMATION CONTAINED ELSEWHERE IN THIS PROXY STATEMENT. THE FOLLOWING SUMMARY IS NOT INTENDED TO BE COMPLETE AND IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE MORE DETAILED INFORMATION CONTAINED IN THIS PROXY STATEMENT, IN THE MATERIALS ACCOMPANYING THIS PROXY STATEMENT, IN THE EXHIBITS HERETO AND IN THE DOCUMENTS INCORPORATED HEREIN BY REFERENCE. STOCKHOLDERS ARE URGED TO REVIEW THE ENTIRE PROXY STATEMENT AND ACCOMPANYING MATERIALS CAREFULLY.

DATE, TIME AND PLACE OF SPECIAL MEETING


    A Special Meeting of Stockholders of Crop Growers Corporation will be held
on        , July   , 1997 at 9:00 a.m. local time at the offices of the Company,
10895 Lowell Avenue, Suite 300, Overland Park, Kansas.


RECORD DATE; STOCKHOLDERS ENTITLED TO VOTE; QUORUM


    Only holders of record of shares of the Common Stock and the Preferred Stock
at the close of business on June   , (the "Record Date") are entitled to notice
of and to vote at the Special Meeting. On that date, there were 7,973,151 shares of Common Stock outstanding, held of record by approximately 110 stockholders, and 10,000 shares of Preferred Stock outstanding, all of which are owned by Fireman's Fund. The holders of Common Stock and the holder of the Preferred Stock will vote together as one class with respect to the matters to be voted upon at the Special Meeting, with each share of Common Stock entitled to one vote and the 10,000 shares of Preferred Stock entitled to a total of 754,717 votes. See "THE SPECIAL MEETING--Record Date; Stockholder Approval." The presence, in person or by proxy, at the Special Meeting of the holders of a majority of the combined voting power of the outstanding shares of the Common Stock and the Preferred Stock is necessary to constitute a quorum at the Special Meeting.


PURPOSE OF THE MEETING


    At the Special Meeting, stockholders will consider and vote upon a proposal to approve and adopt the Merger Agreement, a copy of which is attached as Exhibit A to this Proxy Statement. See "THE SPECIAL MEETING--Proposal to be Considered at the Special Meeting." The Merger Agreement provides for the merger of the Merger Subsidiary with and into the Company, with the result that the Company, as the surviving corporation (the "Surviving Corporation"), will become a wholly owned subsidiary of Fireman's Fund. See "THE MERGER AGREEMENT--General."


THE MERGER


    Pursuant to the Merger Agreement, the Merger Subsidiary will merge with and into the Company, with the Company being the Surviving Corporation. Each outstanding share of Common Stock (except Dissenting Shares and shares held by Fireman's Fund or its designee) will be converted into the right to receive $10.25 in cash, without interest, from the Paying Agent (as defined herein) for Fireman's Fund and holders of options to acquire shares of the Common Stock of the Company will each receive from the Surviving Corporation a cash payment, net of withholding taxes, in an amount per share equal to the excess, if any, of $10.25 over the exercise price of such options. See "THE MERGER AGREEMENT-- Consideration To Be Received by Stockholders" and "--Payment for Shares and Options." After the Merger, Fireman's Fund will own all of the outstanding shares of capital stock of the Surviving Corporation. The shares of the Common Stock will no longer be traded on the Nasdaq National Market and the registration of the Common Stock under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), will be terminated. See "SPECIAL FACTORS --Certain Effects of the Merger."


    Approval of the Merger requires the affirmative vote of the holders of a majority of the voting power of all outstanding shares of the Common Stock and the Preferred Stock, voting together as one class. See "THE SPECIAL MEETING--Record Date; Stockholder Approval."

    The Merger is subject to various closing conditions, including state insurance regulatory approvals (which have been granted) and the absence of any event that would have a material adverse effect on the assets, properties, liabilities, obligations, financial condition, results of operations or business of the Company. See "THE MERGER AGREEMENT--Conditions to Consummation of the Merger."



TERMINATION BY COMPANY



    The Board of Directors of the Company may modify or withdraw its approval or recommendation of the Merger, approve or recommend a Superior Proposal (as defined below) or terminate the Merger Agreement if it determines in good faith, after hearing advice of outside counsel, that such action is necessary in order for the Board of Directors to comply with its fiduciary duties to the Company's stockholders under applicable law. A "Superior Proposal" is a bona fide Acquisition Proposal (as defined herein) the terms of which the Board of Directors of the Company determines, after hearing the advice of a financial advisor of nationally recognized reputation, to be more favorable to the Company's stockholders than the terms of the Merger. See "THE MERGER AGREEMENT--Termination."



TERMINATION FEE



    The Merger Agreement may, under specified circumstances, be terminated and the Merger abandoned at any time prior to the filing of a Certificate of Merger with the Delaware Secretary of State, notwithstanding approval of the Merger Agreement by the stockholders of the Company. The Merger Agreement requires the Company to pay Fireman's Fund a termination fee of $2.4 million plus a sum equal to the amount of certain transaction costs incurred by Fireman's Fund if the Merger is not consummated and (a) the Merger Agreement is terminated by the Company as stated under "--Termination by Company" above, or (b) the Merger Agreement is terminated by Fireman's Fund following any withdrawal or modification of the approval or recommendation of the Merger Agreement by the Company's Board of Directors or any failure by the Board to recommend that the stockholders of the Company vote in favor of the Merger or any approval or recommendation by the Board of any Acquisition Proposal other than the Merger, or (c) Fireman's Fund has complied with all its obligations under the Merger Agreement, and (d) if the termination is the result of failure of the stockholders of the Company to approve the Merger, the Company within 18 months thereafter enters into a binding agreement with a third party regarding a merger, consolidation, recapitalization, sale of assets, sale of its securities or a similar transaction. See "THE MERGER AGREEMENT--Termination" and "--Termination Fee."


EFFECTIVE TIME OF THE MERGER


    Unless otherwise agreed by the parties to the Merger Agreement or otherwise provided by law, the Merger will become effective upon the acceptance for recording of the Certificate of Merger by the Delaware Secretary of State (the "Effective Time"). Subject to approval of the Merger at the Special Meeting and the satisfaction or waiver of the terms and conditions in the Merger Agreement, the Effective Time is expected to occur on the date of and as soon as practicable after the Special Meeting. See "THE MERGER AGREEMENT--Effective Time."


VOTING OF SHARES OWNED BY FIREMAN'S FUND


    The Board of Directors of Fireman's Fund, which owns approximately 22.9% of the issued and outstanding shares of the Common Stock and all of the issued and outstanding shares of the Preferred Stock (together representing 29.6% of the combined voting power of the Common Stock and the Preferred Stock), has approved the Merger and has notified the Company that, to the extent it is permitted to do so under its prior agreement with the Company, it intends to vote its shares of the Common Stock and the Preferred Stock in favor of the Merger. The agreement requires Fireman's Fund to vote its shares which exceed 20% of the Company's outstanding voting securities in accordance with the pro rata vote of the other Company stockholders who are not "interested parties" as defined in
Section 203 of the Delaware

General Corporate Law ("DGCL"). See the discussion with respect to the "Consent Agreement" under the caption "SPECIAL FACTORS--Relationship Between the Company and Fireman's Fund--Transactions and Agreements." Because Fireman's Fund is entitled to vote substantially less than 50.0% of the combined voting power of the outstanding shares of the Common Stock and the Preferred Stock, approval of the Merger is not assured as a result of the voting power held by Fireman's Fund. See "THE SPECIAL MEETING--Record Date; Stockholder Approval."



SPECIAL FACTORS



    In determining whether to vote in favor of the Merger, stockholders of the Company should consider the following special factors, as well as the other factors discussed elsewhere in this Proxy Statement under the caption "SPECIAL FACTORS":



    PURPOSE AND STRUCTURE OF THE MERGER. The purpose of the Merger is to effect the sale of the Company to Fireman's Fund in a transaction that will provide the Company stockholders cash for their shares at a price that the Board of Directors of the Company believes to be fair. The primary reason for the Company entering into the Merger Agreement is the Board of Directors' belief that it would be difficult for the Company to enhance operating performance and enhance shareholder value on a stand-alone basis in the immediate future. See "SPECIAL FACTORS--Purpose and Structure of the Merger."



    RECOMMENDATION OF THE COMPANY'S BOARD OF DIRECTORS. The Board of Directors of the Company has determined that the Merger is fair from a financial point of view to and in the best interests of the Company's stockholders (other than affiliates of the Company and Fireman's Fund and its affiliates). The Board of Directors has approved the Merger Agreement and recommends that stockholders vote in favor of the proposal to approve and adopt the Merger Agreement. See "SPECIAL FACTORS--Recommendation of the Company's Board of Directors."



    OPINION OF FINANCIAL ADVISOR. On March 5, 1997, Dean Witter Reynolds Inc. ("Dean Witter") delivered a written opinion to the Board of Directors of the Company to the effect that the cash consideration to be received by the holders of the Common Stock (other than Fireman's Fund and its affiliates) in connection with the Merger is fair to such stockholders from a financial point of view. A copy of the written opinion of Dean Witter dated March 5, 1997 is attached as Exhibit B to this Proxy Statement. Stockholders of the Company are urged to read the opinion of Dean Witter in its entirety. For discussion of the factors considered and assumptions made by Dean Witter in reaching its opinion, see "SPECIAL FACTORS--Opinion of Financial Advisor."



    INTERESTS OF CERTAIN PERSONS IN THE MERGER. In considering the recommendation of the Board of Directors of the Company with respect to the Merger Agreement and the transactions contemplated thereby, stockholders should be aware that certain officers and directors of the Company have interests in connection with the consummation of the Merger that may conflict with the interests of the Company's stockholders. For example current officers and directors of the Company will receive payments in connection with the settlement of stock options totalling $72,725 (not taking into account any tax witholding). See "SPECIAL FACTORS--Interests of Certain Persons in the Merger."



    FEDERAL INCOME TAX CONSEQUENCES. For federal income tax purposes, the Merger will be treated as a taxable sale or exchange of shares of the Common Stock for cash by each holder of the Common Stock (including any holder of Dissenting Shares). The amount of gain or loss to be recognized by each stockholder will be measured by the difference between the amount of cash received by such stockholder in connection with the Merger for his or her shares of Common Stock (including Dissenting Shares) and such stockholder's tax basis in such shares of Common Stock at the Effective Time. See "SPECIAL FACTORS--Certain Federal Income Tax Consequences."

PAYMENT FOR SHARES AND OPTIONS


    As promptly as possible after the Effective Time, instructions will be furnished to holders of shares of the Common Stock regarding procedures to be followed to surrender their certificates and receive payment from the Paying Agent for their shares. Instructions will also be furnished by the Surviving Corporation to holders of options to purchase the Common Stock concerning their rights, if any, to receive payments from the Surviving Corporation in settlement of the options and procedures to be followed to exercise those rights. See "THE MERGER AGREEMENT--Payment for Shares and Options."


DISSENTERS' RIGHTS


    Under the DGCL, any holder of the Common Stock who does not vote in favor of the Merger and who strictly complies with the procedural requirements of Section 262 of the DGCL, the full text of which is attached as Exhibit C to this Proxy Statement, will have the right to object to the Merger Agreement and make written demand for the payment of the "fair value" of such holder's shares of the Common Stock. See "RIGHTS OF DISSENTING STOCKHOLDERS."



REGULATORY APPROVALS



    All approvals of state insurance regulatory authorities required in connection with the Merger have been obtained. In addition, under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), the Merger may not be consummated unless notice has been given and certain information has been furnished to the Antitrust Division of the United States Department of Justice and the Federal Trade Commission. Such notice and information has been given and furnished, and the Company and Fireman's Fund have been notified that neither the Department of Justice nor the Federal Trade Commission will object to the Merger. See "SPECIAL FACTORS--Regulatory Approvals."


THE COMPANY

    The Company is a leading marketer and servicer of crop insurance. It markets and services federal multi-peril crop insurance ("MPCI"), private crop hail insurance and other insurance products underwritten primarily by Fireman's Fund, as well as its own property and casualty insurance company subsidiaries. The Company also markets a variety of farm-related software products. The Company's principal source of revenues is fees for servicing policies and premiums that are generated for Fireman's Fund through the Company's agency network. In addition, the Company has underwriting gains and losses generated through its insurance company subsidiaries.

    The principal executive office of the Company is located at 10895 Lowell Avenue, Suite 300, Overland Park, Kansas 66210, and the Company's telephone number is (913) 338-7800.

FIREMAN'S FUND

    Fireman's Fund is one of the top 20 property and casualty insurance companies in the United States, with total assets of $16.6 billion and gross premiums written of $4 billion. The 134-year old Fireman's Fund is assigned an "A" rating from A.M. Best Company and an "Aa1" rating from Moody's. Fireman's Fund has 8,157 employees who operate out of 40 major offices, distributing business and personal lines insurance through approximately 6,000 independent agents.

    The principal executive office of Fireman's Fund is located at 777 San Marin Drive, Novato, California 94998, and its telephone number is (415) 899-2000.

    Fireman's Fund is a wholly owned subsidiary of Allianz of America, Inc. ("AZOA"). Allianz Aktiengesellschaft Holding ("AZ AG") holds 90% of the voting securities of AZOA. AZ AG's business address is Koniginstrasse 28, 80802 Munich, Federal Republic of Germany. AZOA's business address is 55 Green Farms Road, Westport, Connecticut 06881.

MARKET PRICE AND DIVIDEND DATA

    The Common Stock is traded on the Nasdaq National Market under the symbol "CGRO." The following table sets forth the high and low trading prices per share of the Common Stock on the Nasdaq National Market for the periods indicated.


                                                                               HIGH        LOW
                                                                             ---------  ---------
1995
  First Quarter............................................................  $   28.00  $   14.00
  Second Quarter...........................................................      33.00      11.25
  Third Quarter............................................................      16.75      13.19
  Fourth Quarter...........................................................      15.00      11.50

1996
  First Quarter............................................................  $   16.25  $    6.00
  Second Quarter...........................................................      11.75       7.00
  Third Quarter............................................................      10.50       6.88
  Fourth Quarter...........................................................       7.88       5.88

1997
  First Quarter............................................................  $   10.00  $    6.13
  Second Quarter (through June 23).........................................      10.13       9.50



    On February 14, 1997, the last full day of trading prior to the announcement by the Company that certain stockholders of the Company intended to sell their shares of Common Stock for $10 per share, which were approximately 23% of the shares of the Common Stock then outstanding (see "SPECIAL FACTORS--Relationship Between the Company and Fireman's Fund"), the reported high and low trading prices per share of the Common Stock were $8.00 and $7.00, respectively. On March 5, 1997, the last full day of trading prior to the announcement by the Company that it had entered into an agreement with Fireman's Fund relating to the Merger, such reported high and low trading prices per share of the Common Stock were $8.88 and $8.50, respectively. On June 23, 1997, the last full day of trading prior to the printing of this Proxy Statement, the reported high and low trading prices per share of the Common Stock were $10.13 and $10.00, respectively. STOCKHOLDERS ARE URGED TO OBTAIN A CURRENT MARKET QUOTATION FOR THEIR SHARES.


    The Company has never paid a cash dividend on the Common Stock and does not anticipate paying any such dividend in the foreseeable future.

SELECTED CONSOLIDATED FINANCIAL DATA

    Set forth below is a summary of selected consolidated financial data with respect to the Company excerpted or derived from the information contained in the Company's Annual Reports on Form 10-K for the years ended December 31, 1996, 1995 and 1994, and its Quarterly Report on Form 10-Q for the quarterly periods ended March 31, 1997 and March 31, 1996. More comprehensive financial information is included in such reports and other documents filed by the Company with the Securities and Exchange Commission (the "Commission"), and the following summary is qualified in its entirety by reference to such reports and other documents and all of the financial information (including any related notes) contained therein. Such reports and other documents may be inspected and copies may be obtained from the offices of the Commission. See "AVAILABLE INFORMATION." In addition, copies of the Company's Annual Report on Form 10-K for the year ended December 31, 1996 and its Quarterly Report on Form 10-Q for the quarterly period ended March 31, 1997 accompany each copy of this Proxy Statement being provided to stockholders and are incorporated herein by reference. See "INFORMATION INCORPORATED BY REFERENCE."

                                                                     QUARTER ENDED
                                                                       MARCH 31,                 YEAR ENDED DECEMBER 31,
                                                                  --------------------  ------------------------------------------
                                                                    1997       1996       1996       1995       1994       1993
                                                                  ---------  ---------  ---------  ---------  ---------  ---------
                                                                      (UNAUDITED)
                                                                            (IN THOUSANDS, EXCEPT PER COMMON SHARE DATA)
STATEMENT OF OPERATIONS DATA:
Revenues:
  Service fees..................................................  $  49,737  $  66,272  $ 104,602  $  85,025  $  48,100  $  26,733
  Premiums earned and other income..............................        522        780      4,309        701      2,203        524
  Investment income.............................................        206        562      2,255      2,163      1,397        587
                                                                  ---------  ---------  ---------  ---------  ---------  ---------
    Total Revenues..............................................     50,465     67,614    111,166     87,889     51,700     27,844

Expenses:
  Agent commissions and other direct costs......................     36,010     46,280     71,082     52,612     30,475     20,203
  Losses incurred and other expenses............................        142        445      2,420     (2,013)     1,428     --
  General and administrative expenses...........................      7,481      8,029     33,699     28,886     11,526      5,765
  Restructuring and non-core expenses...........................      1,375     --          6,510     --         --         --
  Legal matters.................................................      1,135        551      7,458     --         --         --
  Interest expense..............................................         93        834      1,478        859        394        431
                                                                  ---------  ---------  ---------  ---------  ---------  ---------
    Total Expenses..............................................     46,236     56,139    122,647     80,344     43,823     26,399
Income (loss) before income taxes and minority interest.........      4,229     11,475    (11,481)     7,545      7,877      1,445
  Income taxes..................................................     (1,683)    (4,503)     3,345     (2,943)    (2,274)    --
  Minority interest.............................................     --         --            (67)      (307)      (279)    --
                                                                  ---------  ---------  ---------  ---------  ---------  ---------
    Net income (loss)...........................................      2,546      6,972     (8,203)     4,295      5,324      1,445
Redeemable preferred stock dividend.............................       (125)    --           (239)    --         --         --
                                                                  ---------  ---------  ---------  ---------  ---------  ---------
    Net income (loss) attributable to common stock..............  $   2,421  $   6,972  $  (8,442) $   4,295  $   5,324  $   1,445
                                                                  ---------  ---------  ---------  ---------  ---------  ---------
                                                                  ---------  ---------  ---------  ---------  ---------  ---------
Pro Forma Data (1):
  Historic net income (loss)....................................  $  --      $  --      $  --      $  --      $   5,324  $   1,445
  Pro forma provision for income taxes..........................     --         --         --         --           (281)      (542)
                                                                  ---------  ---------  ---------  ---------  ---------  ---------
  Pro forma net income (loss)...................................  $  --      $  --      $  --      $  --      $   5,043  $     903
                                                                  ---------  ---------  ---------  ---------  ---------  ---------
                                                                  ---------  ---------  ---------  ---------  ---------  ---------
  Pro forma net income per common share.........................  $  --      $  --      $  --      $  --      $     .91  $     .22
Net income (loss) per common share..............................  $     .30  $     .84  $   (1.04) $     .51  $  --      $  --
Ratio of earnings to fixed charges..............................       19.8      14.76     --    (2)      9.79    --        --
Weighted average common shares outstanding......................      7,985      8,348      8,109      8,353      5,562      4,074


                                                                    1992
                                                                  ---------


STATEMENT OF OPERATIONS DATA:
Revenues:
  Service fees..................................................  $  19,122
  Premiums earned and other income..............................     --
  Investment income.............................................        323
                                                                  ---------
    Total Revenues..............................................     19,445
Expenses:
  Agent commissions and other direct costs......................     14,065
  Losses incurred and other expenses............................     --
  General and administrative expenses...........................      4,882
  Restructuring and non-core expenses...........................     --
  Legal matters.................................................     --
  Interest expense..............................................        505
                                                                  ---------
    Total Expenses..............................................     19,452
Income (loss) before income taxes and minority interest.........
  Income taxes..................................................     --
  Minority interest.............................................     --
                                                                  ---------
    Net income (loss)...........................................
Redeemable preferred stock dividend.............................     --
                                                                  ---------
    Net income (loss) attributable to common stock..............  $
                                                                  ---------
                                                                  ---------
Pro Forma Data (1):
  Historic net income (loss)....................................  $
  Pro forma provision for income taxes..........................          3
                                                                  ---------
  Pro forma net income (loss)...................................  $
                                                                  ---------
                                                                  ---------
  Pro forma net income per common share.........................  $  --
Net income (loss) per common share..............................  $  --
Ratio of earnings to fixed charges..............................     --
Weighted average common shares outstanding......................     --


                                                                MARCH 31,                         DECEMBER 31,
                                                         -----------------------  ---------------------------------------------
                                                             1997        1996         1996        1995       1994       1993
                                                         ------------  ---------  ------------  ---------  ---------  ---------
                                                               (UNAUDITED)
                                                                      (IN THOUSANDS, EXCEPT PER COMMON SHARE DATA)
BALANCE SHEET DATA:
Total assets...........................................  $    325,983  $ 319,299  $    158,929  $ 153,465  $  88,175  $  35,230
Long-term debt, excluding current installments.........         2,328      3,838         2,654      3,374      1,978      1,621
Redeemable preferred stock.............................        10,000(3)    --          10,000(3)    --       --          3,250
Stockholders' equity...................................        36,194     50,935        33,752     44,342     38,669      1,960
Book value per common share............................  $       4.54  $    6.25  $       4.23  $    5.43  $    4.78  $     .55


                                                           1992
                                                         ---------


BALANCE SHEET DATA:
Total assets...........................................  $  20,337
Long-term debt, excluding current installments.........        618
Redeemable preferred stock.............................     --
Stockholders' equity...................................      1,176
Book value per common share............................  $     .33


----------------------------------
(1) Reflects federal and state income taxes as if the Company's subsidiaries had not been treated as S Corporations during periods prior to the Company's initial public offering in June 1994.
(2) In 1996, earnings were inadequate to cover fixed charges by $11,818,303.
(3) Represents issuance of the Preferred Stock to Fireman's Fund in July 1996.

                              THE SPECIAL MEETING

GENERAL


    This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors of the Company for a Special Meeting of
Stockholders to be held on July   , 1997 at 9:00 a.m. local time at the offices
of the Company, 10895 Lowell Avenue, Suite 300, Overland Park, Kansas, and at any adjournments thereof. Shares represented by properly executed proxies received by the Company will be voted at the Special Meeting or any adjournment thereof in accordance with the terms of such proxies, unless such proxies are revoked. See "--Proxies" below.


PROPOSAL TO BE CONSIDERED AT THE SPECIAL MEETING


    At the Special Meeting, the stockholders of the Company will consider and vote upon a proposal to approve and adopt the Merger Agreement. Pursuant to the Merger Agreement, the Merger Subsidiary will merge with and into the Company, the separate corporate existence of the Merger Subsidiary will cease, and the Company will be the Surviving Corporation. At the Effective Time, each outstanding share of the Common Stock (except Dissenting Shares and shares owned by Fireman's Fund or its designee) will be converted into the right to receive $10.25 in cash, and holders of options to acquire shares of the Common Stock of the Company will each be paid, in cash, net of withholding taxes, an amount per share equal to the excess, if any, of $10.25 over the exercise price of such options. Holders of Dissenting Shares will be entitled to receive from the Surviving Corporation a cash payment in the amount of the "fair value" of such shares, determined in the manner provided in Section 262 of the DGCL, but after the Effective Time such shares will not represent any interest in the Surviving Corporation other than the right to receive such cash payment. See "RIGHTS OF DISSENTING STOCKHOLDERS." A copy of the Merger Agreement is attached as Exhibit A to this Proxy Statement.


    In addition to approval and adoption of the Merger Agreement and the transactions contemplated thereby, stockholders of the Company may be asked to approve a proposal to adjourn the Special Meeting to permit further solicitation of proxies in the event there are not sufficient votes at the time of the Special Meeting to approve and adopt the Merger Agreement. It is not anticipated that any other matters will be brought before the Special Meeting. However, if other matters should come before the Special Meeting, it is intended that the holders of proxies solicited hereby will vote thereon in their discretion, unless such authority is withheld.


RECORD DATE; STOCKHOLDER' APPROVAL



    Only holders of record of the Common Stock and the Preferred Stock at the
close of business on June   , 1997 are entitled to notice of and to vote at the
Special Meeting. On that date, there were 7,973,151 shares of Common Stock outstanding, which were held of record by approximately 110 stockholders, and 10,000 shares of Preferred Stock outstanding, all of which are held of record by Fireman's Fund. Each share of Common Stock entitles its holder to one vote, and the holder of the Preferred Stock is entitled to a total of 754,717 votes, concerning all matters properly coming before the Special Meeting. A majority of the combined voting power of the shares of the Common Stock and the Preferred Stock entitled to vote, represented in person or by proxy, will constitute a quorum. Abstentions and broker non-votes (I.E. shares held by brokers in street name, voting on certain matters due to discretionary authority or instructions from the beneficial owner but not voting on other matters due to lack of authority to vote on such matters without instructions from the beneficial owner) are counted for the purpose of establishing a quorum and will have the same effect as a vote against the approval of the Merger.



    The Merger must be approved by the holders of at least a majority of the combined voting power of all outstanding shares of the Common Stock and the Preferred Stock. Approval by holders of a majority of such combined voting power that are not affiliates of the Company is not required.

    Fireman's Fund, which owns approximately 22.9% of the issued and outstanding shares of the Common Stock and all of the issued and outstanding shares of the Preferred Stock (together representing approximately 29.6% of the combined voting power of the Common Stock and the Preferred Stock), has notified the Company that, to the extent it is permitted to do so under its prior agreement with the Company, it intends to vote its shares of Common Stock and Preferred Stock in favor of the Merger. See the discussion with respect to the "Consent Agreement" under the caption "SPECIAL FACTORS-- Relationship Between the Company and Fireman's Fund--Transactions and Agreements." Because Fireman's Fund is entitled to vote substantially less than 50.0% of the combined voting power of all outstanding shares of Common Stock and Preferred Stock, approval of the Merger is not assured as a result of the voting power held by Fireman's Fund.



    Although they have not specifically agreed to do so, the Company believes that each of the directors and executive officers of the Company will vote the shares of Common Stock with respect to which he has voting power in favor of the Merger. Such shares represent less than 1% of the shares entitled to vote at the Special Meeting. See "STOCK OWNERSHIP OF MANAGEMENT AND CERTAIN BENEFICIAL OWNERS."


PROXIES

    Any Company stockholder entitled to vote at the Special Meeting may vote either in person or by duly authorized proxy. All shares of the Common Stock and the Preferred Stock represented by properly executed proxies received prior to or at the Special Meeting and not revoked will be voted in accordance with the instructions indicated in such proxies. IF NO INSTRUCTIONS ARE INDICATED, SUCH PROXIES WILL BE VOTED FOR THE PROPOSAL TO APPROVE AND ADOPT THE MERGER AGREEMENT AND, IN THE DISCRETION OF THE PERSONS NAMED IN THE PROXY, ON SUCH OTHER MATTERS AS MAY PROPERLY BE PRESENTED AT THE SPECIAL MEETING.

    A stockholder may revoke his or her proxy at any time prior to its use by delivering to the Secretary of the Company a signed notice of revocation or a later dated and signed proxy or by attending the Special Meeting and voting in person. Attendance at the Special Meeting will not in itself constitute the revocation of a proxy.


    Expenses in connection with the solicitation of proxies will be paid by the Company. Upon request, the Company will reimburse brokers, dealers and banks, or their nominees, for reasonable expenses incurred in forwarding copies of the proxy material to the beneficial owners of the Common Stock which such persons hold of record. Solicitation of proxies will be made principally by mail and by the Company's agent for such purposes, W.F. Doring & Company (the "Proxy Solicitation Agent"). The Proxy Solicitation Agent will be paid a fee of $5,000 plus expenses for such services, which principally will involve contacting individual stockholders of the Company and delivery of proxy materials and solicitation of proxies from brokers, nominees, fiduciaries and other custodians for stockholders. Proxies may also be solicited in person, or by telephone or telegraph, by officers and regular employees of the Company.



                                SPECIAL FACTORS


BACKGROUND OF THE MERGER

    HISTORY OF RELATIONSHIP BETWEEN THE COMPANY AND FIREMAN'S FUND. The Company and Fireman's Fund first entered into a business and contractual relationship in 1995. Effective for the 1995 crop year (beginning July 1, 1994), the Company and Fireman's Fund entered into agreements pursuant to which Fireman's Fund agreed to write a portion of the federal multi-peril crop insurance ("MPCI") policies serviced by the Company, and the Company agreed to provide the services and administration relating to such policies. For a description of those agreements, see "--Relationship Between the Company and Fireman's Fund--Intercompany Business Relationship" below.

    In April 1996, representatives of the Company and Fireman's Fund began discussing the possibility of expanding their business relationship in a manner such that Fireman's Fund would become the primary writer of the Company's crop insurance business and would also make an investment in the Company. On July 10, 1996, the Company and Fireman's Fund entered into a stock purchase agreement (the "Preferred Stock Purchase Agreement") pursuant to which Fireman's Fund purchased, for $10 million in cash, 10,000 shares of the Company's Preferred Stock. The Preferred Stock is convertible into 754,717 shares of the Company's Common Stock (at the time of purchase and assuming conversion, approximately 8.6%). Under the terms of the Preferred Stock Purchase Agreement, Fireman's Fund has the right to select one nominee for election to the Company's Board of Directors. Fireman's Fund selected John M. Meuschke, Fireman's Fund's Senior Vice President in charge of its Central States Region, as its representative on the Board of Directors.


    At the same time, the Company and Fireman's Fund entered or agreed to enter into new agreements relating to MPCI, crop hail insurance and farm and ranch insurance under which Fireman's Fund obtained the right to underwrite substantially all of such insurance originated by the Company other than the portion underwritten by the Company's subsidiaries. Also as a part of this transaction, and in connection with discussions among the Company, Fireman's Fund and the Federal Crop Insurance Corporation (the federal agency that administers the MPCI program, the "FCIC") related to the Company's indictment on May 30, 1996 in an action brought by the Independent Counsel investigating the affairs of former Secretary of Agriculture, Mike Espy (see "MANAGEMENT OF THE COMPANY, FIREMAN'S FUND AND THE MERGER SUBSIDIARY--Certain Proceedings"), Fireman's Fund assumed the Company's standard reinsurance agreement with the FCIC that had previously been held by one of the Company's insurance company subsidiaries, and agreed to service the Company's MPCI business in the event the Company was unable to participate in the MPCI program. The Company believes Fireman's Fund's agreement to assume the Company's standard reinsurance agreement was an important aspect of the FCIC's decision to permit the Company to continue to participate in the MPCI program following its indictment. Absent such an assignment, the Company believes it may have been suspended from participating in the MPCI pending disposition of the charges contained in the indictment. In light of the fact that, prior to the Company's indictment, Fireman's Fund and the Company had agreed in principle to expand their business relationship, the assignment of the standard reinsurance agreement was made a part of the overall business transaction.


    For a description of the agreements discussed above, see "--Relationship Between the Company and Fireman's Fund--Intercompany Business Relationship" and "--Transactions and Agreements" below.


    FINANCIAL ADVISOR. In late 1995, the Company began considering expanding its business relationships and potential strategic transactions. Accordingly, in January 1996, the Company engaged Dean Witter to act as its exclusive financial advisor in connection with the Company's review of strategic and financial planning matters, including a possible merger or sale of the Company. Dean Witter was the Company's financial advisor in connection with the expansion of its business relationship with Fireman's Fund in July 1996 and the related investment in the Company by Fireman's Fund. From time to time, representatives of Dean Witter had discussions with senior management of the Company and the Company's Board of Directors concerning the Company's potential strategic alternatives. Such discussions were general in nature and did not result in any formal actions by the Company's Board of Directors, except as described below.



    DISCUSSIONS WITH THIRD PARTY. In October 1996, the Company was approached by a third party involved in the crop insurance industry ("Party X"), which indicated a desire to hold discussions with Company management relating to possible strategic transactions involving the Company and Party X. On or about October 21, 1996, a representative of Party X telephoned Lawrence T. Martinez, the Chief Executive Officer of the Company, to determine if the Company would be interested in meeting to discuss what opportunities might exist for a relationship between their respective companies. Mr. Martinez indicated he would be available to meet and asked the representative to telephone him to arrange a meeting. On October 24, 1996, the representative telephoned Mr. Martinez regarding meeting logistics.



    On October 25, 1996, Messrs. Martinez and David E. Hill, the Chief Financial Officer of the Company, met with representatives of Party X. The parties discussed general crop insurance industry conditions, the possibility of government action that would significantly reduce the amount paid to private companies to service MPCI premiums and the likelihood that such a reduction would result in increased consolidation within the industry. The parties also briefly discussed the possible merits of a strategic transaction between the two companies, including the creation of a leading market position and the economies of scale created by combining the two crop insurance businesses. They also discussed Fireman's Fund's MPCI agreements with the Company. There was no discussion of any form or structure that any possible relationship between the companies might take. At the conclusion of the meeting, the parties agreed that it would be appropriate to continue the discussions.



    On November 21, 1996, at the initiative of a representative of Party X, Messrs. Martinez and Hill, a representative of Dean Witter and representatives of Party X met to continue their prior discussion. In addition to again reviewing general crop insurance industry conditions, one of the representatives of Party X outlined a possible transaction between the companies whereby the Company and Party X would each contribute its crop insurance book of businesses into a to-be-formed company in exchange for stock in the new company. The representative indicated that because of the uncertainty surrounding the possible impact of the Independent Counsel matter and the Company's existing securities class action, Party X did not believe it was desirable to structure a transaction pursuant to which the Company was the surviving corporation.



    On November 26, 1996, Dean Witter, at the Company's request, sent Party X an alternative transaction structure which contemplated a merger of the Company's and Party X's crop insurance companies, with the Company surviving as a public company. No price or other financial terms were included. On the same date, a representative of Dean Witter and Messrs. Hill and Martinez were telephoned by representatives of Party X to discuss the alternative transaction structure proposed by the Company. Dean Witter indicated that the structure previously proposed by Party X was unacceptable to the Company because it left any and all contingent liabilities of the Company with the Company stockholders, did not adequately address how the new company would be capitalized, had adverse tax consequences for the Company and its stockholders, and might have required the new company to go through the time and expense of an initial public offering. The representatives of Party X indicated that they were still concerned with doing a transaction pursuant to which the Company was the surviving corporate entity, but that they would consider the structure proposed by the Company.



    On December 11, 1996, at a meeting initiated by Party X, Mr. Martinez, a representative of Dean Witter and representatives of Party X met to continue their prior discussions. One of the representatives of Party X indicated that the Company's proposed transaction structure was not acceptable for the reasons stated above and he suggested that Party X believed the preferred transaction structure would be an acquisition of the Company by Party X in a merger pursuant to which the Company's stockholders would receive stock of Party X. No financial terms were discussed at the meeting, however the parties did discuss certain issues facing the Company, such as the Independent Counsel matter and the ongoing related expenses, the existing securities class action lawsuit against the Company, competitive issues facing the Company in the marketplace (principally as a result of the negative impact of the Independent Counsel matter), the restructuring charges the Company had taken in 1996 and the Company's MPCI agreements with Fireman's Fund. Mr. Martinez in response to a question indicated that he believed Fireman's Fund wanted to be a long-term player in the crop insurance industry. He also indicated that he believed that Fireman's Fund's ongoing role would be an important element for the Company to consider. The parties talked generally about these issues, without quantifying the effects, and agreed that for a transaction to go forward, Party X would have to become comfortable with these issues as the Company was not willing to enter into an acquisition agreement that included termination rights for Party X relating to these issues.

    On December 27, 1996, Party X sent a draft summary of proposed terms to Dean Witter, and Dean Witter provided a copy to the Company. The proposal provided that the Company would be merged into a subsidiary of Party X, and that each issued and outstanding share of the Company's Common Stock would be converted into stock of Party X having an equivalent value of less than $8.00 per share, on the condition that the Company had a tangible book value on the closing date of the transaction of at least $35 million. The proposal was further conditioned upon completion of due diligence by Party X, settlement of the Company's outstanding securities class action lawsuit and disposition of the Independent Counsel matter. Party X proposed a break-up fee of $1 million and an option to purchase a portion of the Company's crop insurance business at a specified price in the event the break-up fee became payable. On or about January 6, 1997, a representative of Dean Witter telephoned Party X to indicate that the proposed terms were unacceptable to the Company.



    On February 10 and 11, 1997, Messrs. Martinez and Hill, Paul T. Horn, the Company's Chairman, Thomas M. Vertin, the Company's Vice Chairman, Mr. Meuschke, representatives of Dean Witter and several representatives of Party X met. The meeting resulted from Party X's offer to meet with members of the Company's Board of Directors to discuss Party X's business and the benefits of a possible merger transaction with Party X. At the meeting, the representatives of Party X provided an overview of Party X's business and management team. They also discussed certain benefits Party X perceived of combining the Company's and Party X's crop insurance businesses. These benefits included a leading market position in the MPCI industry, an improved spread of risk across the United States and economies of scale which might be realized through a combination of the businesses. None of the benefits discussed were quantified. In response to a question, one of the Party X representatives indicated that Fireman's Fund's role in such a transaction would be as a potential reinsurer once the Company's MPCI reinsurance agreement with Fireman's Fund terminated after the 1999 crop year. Mr. Horn indicated that the Company believed that Fireman's Fund's participation in any possible transaction between the Company and Party X was desirable in view of Fireman's Fund's capital resources and its investor and reinsurance relationships with the Company. The representatives of Party X indicated that it was unlikely that Fireman's Fund could continue to have its same reinsurance arrangement (after the 1999 crop year) in the event of a transaction. The parties discussed Party X's desire to be assured that a certain minimum MPCI premiums level for the 1997 Spring business would be achieved and a minimum tangible net worth be maintained as conditions to a possible merger agreement and/or adjustments to the purchase price. The Company indicated that it was not acceptable for it to enter into a definitive merger agreement where the price payable to shareholders might fluctuate and/or Party X, a competitor, could engage in significant due diligence and then terminate the agreement for the Company's failure to satisfy a certain covenant. In view of this discussion, Party X suggested that it might be preferable to wait until the Company's first quarter financial results were known before entering into any agreement or discussing the consideration Party X might be willing to pay for the Company's Common Stock. The parties also discussed the timing and possible disruption to the Company's business (for example, distractions to management and possible leaks of information which might negatively affect the Company's agency network) of engaging in any formal due diligence process prior to the 1997 Spring MPCI sales closing date (March 15, 1997) which would mean that discussions and further negotiations would likely have to wait until after that date. The parties agreed to discuss further a possible transaction schedule based on the timing of the availability of the Company's first quarter financial results.



    Except as described below under the caption "--Contacts and Negotiations with Fireman's Fund," the Company and Party X did not engage in any significant discussions following the February 10 and 11, 1997 meetings.



    CONTACTS AND NEGOTIATIONS WITH FIREMAN'S FUND. On January 20, 1997, at the request of Mr. Martinez, a representative of Dean Witter contacted Mr. Meuschke, Fireman's Fund's representative on the Company's Board of Directors, to determine whether Fireman's Fund had an interest in expanding its relationship with the Company, particularly in light of the Company's recent discussions with Party X. Mr. Meuschke indicated that Fireman's Fund's principal interest was to protect its investment in and contracts with the Company. Mr. Martinez and Mr. Meuschke had a telephone conference the same day, in which Mr. Meuschke gave Mr. Martinez similar information.



    On January 21, 1997, the Company settled the charges brought against it by the Independent Counsel investigating the affairs of former Secretary of Agriculture, Mike Espy. See "MANAGEMENT OF THE COMPANY, FIREMAN'S FUND AND THE MERGER SUBSIDIARY--Certain Proceedings." The Board's reasons for settling the case, principally to remove the contingency created by the case with respect to the Company, were not, however, based upon the possibility of engaging in a strategic transaction.



    On January 27, 1997, Mr. Horn, the Chairman of the Board of the Company, spoke to Carl Lindner, the Chairman of the Board of American Financial Group, who had called Mr. Horn to inquire whether Mr. Horn knew whether John Hemmingson or Gary Black, former executives of the Company, or Kramer Spellman LP, an institutional stockholder, might be interested in selling their Company stock. American Financial Group's subsidiary, Great American Insurance Company ("Great American"), serviced approximately $75 million of MPCI premiums in the 1996 crop year. At that time, Mr. Hemmingson, Mr. Black and Kramer Spellman LP owned approximately 15%, 9% and 10%, respectively, of the outstanding Common Stock of the Company.



    On January 29, 1997, at a meeting of the Company's Board of Directors that included Messrs. Horn, Meuschke, Vertin and Martinez in attendance and from which Mr. Sanchez was absent, and was also attended by Mr. Hill and a representative of Dean Witter, the parties discussed recent events, including those described above and certain other discussions that had occurred between representatives of the Company and Party X. In response to a question, Mr. Meuschke informed the Board that Fireman's Fund would be interested in exploring its options regarding an expanded relationship with the Company if the Board decided to explore more aggressively the possibility of entering into a strategic transaction. The Board also discussed the Company's current operations, including the projected decline in premiums serviced in the first quarter of 1997 versus the first quarter of 1996, general conditions affecting the crop insurance industry (including the possibility that the government would significantly reduce the amounts paid to private companies for servicing MPCI business) and the Company's difficulty in securing adequate working capital financing. The Board also discussed the possible impact on the Company's Spring MPCI business of any announcement of a significant transaction prior to March 15, 1997, the date on which the majority of the MPCI premiums serviced by the Company in 1997 were to become bound.



    On January 30, 1997, during a telephonic meeting of the Company's Board (with Messrs. Horn, Meuschke, Vertin and Martinez present and Mr. Sanchez absent) held to continue the discussion which occurred during the January 29, 1997 meeting, the Board determined, based upon the factors discussed during the January 29, 1997 board meeting, to explore more aggressively the possibility of pursuing a strategic transaction. In that regard, the Board asked Dean Witter to contact Party X and inform its representatives that members of the Board would be willing to meet with Party X's representatives to discuss the possibility of a strategic transaction.



    On February 4 and 5, 1997, Mr. Martinez and Mr. Meuschke discussed, generally, the possibility of a transaction involving the Company, Fireman's Fund's and Party X, including whether Fireman's Fund would have any ongoing role after expiration of its agreements with the Company. They also discussed, generally, the possibility of Fireman's Fund deciding to expand its relationship with the Company through increased ownership in the Company.



    On February 15, 1997, Mr. Meuschke telephoned Mr. Martinez to inform him that Fireman's Fund had received notice from Mr. Hemmingson, pursuant to Fireman's Fund's right of first refusal agreement with him, offering his 1,145,703 shares of stock to Fireman's Fund and informing Fireman's Fund that he had an agreement to sell his stock to Great American for $10 per share. The notice indicated that Mr. Black also had an agreement to sell his 681,774 shares of stock to Great American for $10 per share. Mr. Meuschke stated that Fireman's Fund was analyzing the issues presented by the proposed sales. Right of first refusal agreements between Fireman's Fund and Hemmingson and Black provided that Fireman's

Fund had 20 days to respond if it wished to exercise its rights to purchase the offered stock. For a description of the right of refusal agreements, see "--Relationship between the Company and Fireman's Fund--Transactions and Agreements" below. Mr. Lindner telephoned Mr. Horn the same day to inform him of Great American's agreements to purchase all of the stock of the Company owned by Messrs. Hemmingson and Black (the "Hemmingson and Black Stock").

    On February 17, 1997, Mr. Martinez telephoned Mr. Meuschke to inform him that the Company would be issuing a press release the next day regarding Hemmingson's and Black's agreements to sell their stock to Great American and Fireman's Fund's right of first refusal with respect to the Hemmingson and Black Stock.


    On February 19 and 20, 1997, Mr. Martinez and Mr. Hill were telephoned by Jeff Post, the Chief Financial Officer of Fireman's Fund, Harold Marsh, the Treasurer of Fireman's Fund, and Bruce Friedberg, the Chief Financial Officer of Fireman's Fund's Commercial Insurance Division, to discuss Hemmingson's and Black's agreements with Great American and the impact of the standstill provision in the Preferred Stock Purchase Agreement on Fireman's Fund's ability to exercise its rights to purchase such shares. Fireman's Fund indicated that it was interested in purchasing Hemmingson's and, perhaps, Black's stock. Fireman's Fund asked if the Company would waive the 20% standstill provision in the Preferred Stock Purchase Agreement, if necessary, so that Fireman's Fund would be in a position to purchase the Hemmingson and Black Stock. Mr. Martinez indicated that the Company was evaluating the standstill issue. For a description of the standstill provision, see "--Relationship Between the Company and Fireman's Fund--Transactions and Agreements" below.



    On February 22, 1997, the Company's Board of Directors held a meeting (with Messrs. Horn, Meuschke, Vertin and Martinez in attendance and Mr. Sanchez absent) to discuss these recent developments. Mr. Meuschke participated in the first portion of the meeting, in which there were discussions of Fireman's Fund's rights of first refusal, the proposed standstill waiver and Fireman's Fund's intentions with respect to exercising its rights of refusal. Mr. Meuschke said Fireman's Fund was inclined to purchase all of the Hemmingson and Black Stock. Mr. Meuschke then withdrew from the meeting, and the members of the Board held lengthy discussions, with representatives of Dean Witter, the Board's financial advisor, and the Company's legal counsel present.



    At the time of the February 22 meeting, the Board believed that it was important to know Fireman's Fund's longer term intentions before it made a decision to waive the standstill provision, and the Board did not want to preclude Fireman's Fund, its primary business partner, from considering a transaction with the Company. The Board also considered the impact on the Company of another party, particularly a competitor, obtaining an approximately 23% interest in the Company, as well as the facts that (a) the Company did not know Great American's intentions toward the Company, (b) refusal to accommodate Fireman's Fund's purchase of the Hemmingson and Black Stock could harm its relationship with Fireman's Fund, and (c) Great American's purchase of the Hemmingson and Black Stock would likely result in uncertainty in the crop insurance marketplace and could be harmful to the Company's business. Based on reports from its regional office personnel, the Company believed Great American's purchase of approximately 23% of the Common Stock would create uncertainty over who controlled the Company and the impact of a competitor potentially influencing the management of the Company in a manner designed to benefit that competitor.


    At the February 22 meeting, the Board took action authorizing Mr. Martinez to inform Fireman's Fund that the Company would waive the standstill agreement (subject to certain restrictions regarding Fireman's Fund's voting of its Company stock) to accommodate Fireman's Fund's purchase of the Hemmingson and Black Stock, if Fireman's Fund would agree: (a) to consider making a proposal for the acquisition of the Company within one week (i) at a price above the $10 per share price offered by Great American for the Hemmingson and Black Stock, and (ii) with the understanding that management of the Company would have the right to seek out other parties who might be interested in a similar transaction involving the Company and to terminate the acquisition agreement with Fireman's Fund if a superior offer was obtained and a break-up fee was paid to Fireman's Fund; and (b) to provide an interim working capital facility to the Company, if needed. The Board's proposal was immediately communicated by Mr. Martinez and a representative of Dean Witter to Mr. Meuschke. Members of the Board, with Mr. Meuschke, representatives of Dean Witter and the Company's legal counsel present, had a telephone conference with Messrs. Post, Marsh and Friedberg and with Paul Saffert, the Chief Financial Officer of Allianz of America Corporation ("Allianz"), a wholly-owned subsidiary of AZOA, the parent company of Fireman's Fund, to discuss the Board's proposal. Mr. Post indicated that Fireman's Fund's preference was to continue its strategic relationship with the Company, not to purchase the Company. Mr. Post acknowledged the Company's concern about having Great American or Fireman's Fund own a significant percentage of the Company Common Stock and possibly precluding the Company from entering into strategic transactions with other parties as a result of such ownership. Mr. Post indicated that Fireman's Fund would consider the Company's proposal.



    On February 23, 1997, Mr. Meuschke initiated a telephone conference with a representative of Dean Witter and a representative of Party X to discuss whether it made sense for Fireman's Fund and Party X to meet to discuss whether a possible transaction among the three companies was feasible.



    On February 24, 1997, Mr. Martinez spoke with Mr. Meuschke to determine whether a meeting among Fireman's Fund, the Company and Party X was to take place to discuss the possibility of a transaction which could result in a combination of the Company's and Party X's crop insurance books of business.



    On February 25, 1997, Mr. Martinez met with Mr. Meuschke and Keith F. Curry, the underwriting executive in charge of Fireman's Fund's Agricultural Unit, and discussed recent events, including the Great American agreements with Hemmingson and Black and Fireman's Fund's intention with respect to the exercise of its rights of first refusal. Messrs. Meuschke and Curry indicated that Fireman's Fund was still evaluating whether to exercise its rights of first refusal. Mr. Martinez indicated the Company was still considering whether to waive the standstill provision. They also discussed, in general terms, what the meeting with Party X the following day might accomplish.



    On February 26, 1997, Mr. Martinez attended a meeting involving Messrs. Post, Marsh, Friedberg, Meuschke, Curry, Greg Wacker, the Vice President and Actuary of Fireman's Fund, Mr. Saffert, Manfred Hoffman of AZOA, and representatives of Party X. The representatives of Party X provided an overview of Party X's business and management team. Party X also discussed certain benefits Party X perceived of combining the Company's and Party X's crop insurance businesses through the merger of the Company into Party X. These benefits included a leading market position in the MPCI industry, and improved spread of risk across the United States and economies of scale which might be realized through the combination of the businesses. None of the benefits discussed were quantified. In response to a question, a representative of Party X indicated that Fireman's Fund's role in such a transaction would be as a potential reinsurer once the Company's MPCI reinsurance agreement with Fireman's Fund terminated after the 1999 crop year. A representative of Party X also indicated that based on Fireman's Fund's ownership of the Company's Preferred Stock and its potential ownership of the Hemmingson and Black Stock, Fireman's Fund would potentially become a significant stockholder in Party X if Party X stock was issued in a merger transaction. The Fireman's Fund and Party X representatives also met separately the same day to discuss the same subjects.



    On February 26, 1997, Mr. Martinez talked to Mr. Post about Fireman's Fund's request that the Company waive the standstill provision and a possible meeting on March 3, 1997 between the Company and Fireman's Fund to discuss a proposed transaction. Mr. Post indicated that Fireman's Fund would be prepared on March 3 to address the Company's concerns that any Fireman's Fund proposal provide all Company stockholders with an opportunity to sell their shares. Mr. Post indicated that Fireman's Fund's willingness to consider an acquisition of the entire Company was influenced, in part, by its concern that the

Board of Directors of the Company would not give its consent under the standstill provision in the Preferred Stock Purchase Agreement to its purchase of the Hemmingson and Black Stock in the absence of an opportunity for all stockholders of the Company to sell their shares. On February 27, 1997, Mr. Martinez had additional discussions with Mr. Post regarding the same matters and to confirm the March 3 meeting date.



    On February 28, 1997, Mr. Marsh and a representative of Party X again discussed, by telephone, the possible role of Fireman's Fund if Party X were to acquire or enter into a strategic transaction with the Company. No agreement was ever reached between Fireman's Fund and Party X.



    On March 1, a representative of Dean Witter telephoned a representative of Party X to determine if Party X was willing to make a proposal for consideration by the Board of Directors. A representative of Party X indicated that Party X was still considering the possibility of making a proposal to the Company whereby the Company would be merged into Party X and the Company's stockholders would receive Party X's common stock (which, based on the then current trading price of Party X's stock, represented less than $9.00 par share of Company Common Stock) in exchange for their shares of the Company's Common Stock. No formal proposal was made. Dean Witter discussed the possible structure on the telephone with Messrs. Martinez and Vertin on March 1 and with the Board as a group at a meeting on March 3.



    On March 1, 1997, Mr. Martinez talked with Mr. Marsh to confirm the Board's planned March 3 meeting. Mr. Marsh indicated that Fireman's Fund's had had discussions with Party X on February 28 regarding a possible Fireman's Fund role in the context of a transaction between the Company and Party X, and that Fireman's Fund did not view reaching an agreement with Party X as likely.



    On March 2, 1997, at Mr. Post's invitation Mr. Martinez met with Mr. Post, who indicated that Fireman's Fund was preparing to exercise its rights of first refusal with respect to the Hemmingson and Black Stock, to make an offer to acquire all remaining shares of the Company for $10 per share, and to agree to provide a working capital line of credit (as necessary) for the Company. Mr. Post indicated that Fireman's Fund would request that the Company waive the standstill provision to permit Fireman's Fund to exercise its rights of first refusal. Mr. Martinez and Mr. Post also discussed in general terms certain business and operational issues involving the companies.



    On March 3, 1997, the Company's Board of Directors held a meeting (with Messrs. Horn, Meuschke, Vertin and Martinez in attendance and Mr. Sanchez absent) in preparation for the scheduled meeting with representatives of Fireman's Fund. During the day, Messrs. Horn, Vertin, Martinez, Hill and representatives of Dean Witter and the Company's legal counsel had numerous discussions and negotiations with Messrs. Post, Marsh, Friedberg and Meuschke and Fireman's Fund's legal counsel regarding Fireman's Fund's proposal as presented the previous day to Mr. Martinez. The proposal also included (a) a no-solicitation provision, (b) a break-up fee of 3% of the transaction value, plus an overbid option to acquire 19.9% of the Company's Common Stock, and (c) a waiver of the standstill provision and a related voting restriction with respect to equity securities of the Company owned by Fireman's Fund that represented more than 25% of the combined voting power of all equity securities of the Company. Fireman's Fund provided drafts of acquisition documents to the Company at that time. The Board, Dean Witter and the Company's legal counsel reviewed the documents. The Company negotiated throughout the day for a price higher than $10. The negotiations concerning price were tied to the Company's ability to continue to solicit alternative proposals after a definitive agreement with Fireman's Fund was reached. The Company indicated that were Fireman's Fund willing to offer $12 per share, the Company would be willing to limit its ability to solicit alternative offers and agree to a waiver of the standstill provision. In the alternative, the Company suggested that if Fireman's Fund would be willing to offer $10.50 per share, the Company would not be willing to limit its ability to solicit other offers. Fireman's Fund initially indicated that it was not willing to offer more than $10 per share. The Company also negotiated to eliminate or change various provisions of the draft acquisition documents.

    By the end of the day on March 3, the Company and Fireman's Fund had reached agreement in principle on the acquisition of the Company by Fireman's Fund in the form of a cash merger at $10.25 per share. The Company negotiated for and obtained the opportunity to affirmatively solicit alternative proposals until March 28, 1997 from a group of seven companies (some of the larger crop companies in the United States and several companies with which the Company had had contacts over the previous few years) whom the Company and Dean Witter believed were possible purchasers of or partners for the Company, and to have the right to terminate any agreement in the event the Company obtained a superior offer. The Board wanted the ability to contact those companies to ensure that the offer by Fireman's Fund was the best opportunity available to the Company at that time. In addition, the Company obtained a provision allowing the Company to terminate any such agreement under certain conditions in the event the Board received an unsolicited offer that it believed it had to consider. Upon termination of the agreement, the Company was obligated to pay a breakup fee of $2.4 million plus Fireman's Fund's out-of-pocket costs (including outside legal fees) and internal legal costs. The Company also consented to Fireman's Fund's purchase of the Hemmingson and Black Stock, waiving the 20% standstill provision with respect to those purchases set forth in its prior agreement with the Company and consenting to such purchases under Section 203 of the DGCL. See the discussions with respect to the "Consent Agreement" and the "Preferred Stock Purchase Agreement" under the caption "SPECIAL FACTORS--Relationship between the Company and Fireman's Fund--Transactions and Agreements." Relative to the proposal discussed with Fireman's Fund on March 3, the members of the Board concluded that Fireman's Fund's proposal offered significantly more value than the structure being discussed by Party X and consequently did not pursue discussions with Party X at that time.


    On March 4, 1997, Messrs. Martinez, Hill and Marsh, together with legal counsel for the parties, negotiated the remainder of the terms of the definitive acquisition documents. The negotiations primarily involved wording of the provisions relating to the circumstances under which any agreement could be terminated and other provisions negotiated in principle on the previous day.


    On March 5, 1997, the Board of Directors held a meeting, with all members participating, to consider and approve the Merger and the definitive acquisition documents (together, the "Acquisition Agreements"). Dean Witter delivered its written opinion to the Board that the cash consideration to be paid in connection with the Merger was fair, from a financial point of view, to the stockholders of the Company (excluding Fireman's Fund and its affiliates). Dean Witter also distributed materials it prepared containing the analysis underlying its fairness opinion. The Board (unanimously with the exception of Mr. Meuschke, who abstained) approved the Merger and the Acquisition Agreements. The Acquisition Agreements were executed and delivered by the Company and Fireman's Fund at the end of the day.



    Following the March 5 meeting, at the request of the Board, Dean Witter began to contact the limited group of potential purchasers or partners that Fireman's Fund and the Company agreed the Company could affirmatively solicit to ascertain their interest in a strategic transaction with the Company. None of the contacts or discussions during the ensuing several weeks between Dean Witter and the identified group (including Party X), or with two other parties who initiated contact with Dean Witter and the Company, indicated any serious interest by any such parties in pursuing a transaction with the Company or an acquisition proposal.


    During the course of its negotiations with the Company and following execution of the Acquisition Agreements, Fireman's Fund has had preliminary contacts with other parties concerning a potential investment in the business of the Company following the Merger. Such preliminary contacts did not result in any agreement to pursue any such investment.


PURPOSE AND STRUCTURE OF THE MERGER


    The primary benefit of the Merger to the Company's stockholders is the opportunity to sell all of their Common Stock at a price which represents a substantial premium over trading prices in effect immediately prior to the announcement of Messrs. Hemmingson's and Black's agreements to sell their stock to Great American for $10 per share and the announcement of the Merger. The structure of the transaction as a cash merger provides a cash payment at a premium price to all holders of outstanding Common Stock (except for Messrs. Hemmingson and Black, who had separate agreements to sell their stock to Fireman's Fund) and ensures the acquisition by Fireman's Fund of all the outstanding shares of the Company.



    The primary reason for the Company entering into the Merger Agreement is the Board of Directors' belief that it would be difficult for the Company to significantly enhance operating performance and maximize stockholder value on a stand-alone basis in the immediate future. The Board of Directors believes, based principally upon factors (i), (ii) and (vii) discussed below under "--Recommendation of the Company's Board of Directors" that an internal restructuring of the Company's operations in order to enhance its growth and profitability would not yield as favorable a result to the Company's stockholders in the foreseeable future as the Merger with Fireman's Fund. Consequently, the Board of Directors believes that the Merger is the best available opportunity to maximize stockholder value at the present time. The $10.25 per share price to be received by the stockholders represents a premium of approximately 29% over the reported average closing price of the Common Stock during the 30-day period prior to the announcement of the Merger, and 41%, over the reported average closing price of the Common Stock during the 30-day period prior to announcement that Messrs. Hemmingson and Black had entered into agreements to sell their stock to Great American for $10 per share.



    Fireman's Fund's principal purposes for entering into the Merger Agreement are to preserve a significant underwriting book of business developed by the Company and Fireman's Fund and to protect its prior $10 million cash investment in the Company. It gave consideration to simply purchasing the Hemmingson and Black Stock, but could not do so without the consent of the Company under the standstill agreement between Fireman's Fund and the Company. It also considered entering into a transaction involving the Company and Party X, but decided that such a transaction would not be commercially feasible.


RECOMMENDATION OF THE COMPANY'S BOARD OF DIRECTORS


    On March 5, 1997, the Company's Board of Directors, by unanimous vote (with the exception of Mr. Meuschke, Fireman's Fund's designee, who did not participate in the deliberations or the vote) at a special board meeting held on that date, determined that the transactions contemplated by the Merger are fair from a financial point of view to and in the best interests of the stockholders of the Company other than (i) affiliates of the Company and (ii) Fireman's Fund and its affiliates (the "Unaffiliated Stockholders"), approved the Acquisition Agreements and resolved to recommend that the Company's stockholders approve the Acquisition Agreements and all related implementing agreements, including the Merger Agreement.



    In determining to approve and adopt the Acquisition Agreements and related implementing agreements, and in determining the fairness of the terms of the Merger to the Unaffiliated Stockholders, the Board of Directors considered the following factors, each of which, in the Board of Directors' view, supported the determination to recommend the Merger:



    (i) information with regard to the financial condition, results of operation, liquidity, business and prospects of the Company, as well as the risks involved in achieving those prospects, including the expected decline in the Company's premium base in 1997 without a commensurate reduction in the Company's general and administrative expenses, continuing reductions in the amount the Company expected to receive from the government for servicing MPCI business (particularly in light of recently proposed changes to the MPCI program which, if enacted as proposed, would reduce the Company's service fee revenues in the 1998 crop year by approximately 20%, assuming the company were to service the same amount of premiums in the 1998 crop year as the 1997 crop year), the Company's ability to effectively manage its operating expenses to offset the reduced MPCI revenues, particularly in view of the Company's inability to retain a significant amount of underwriting risk due to the small amount of capital in its insurance company subsidiaries, the ability of the Company to secure adequate working capital or other financing in light of these factors and the lingering impact of the Independent Counsel matter;



    (ii) the going concern value of the Company (as reflected in part by its historical and projected operating results) and the net book value and liquidation value of the Company, each as discussed with Dean Witter as summarized below under the caption "--Opinion of Financial Advisor," and each of which, on a per share basis, was projected to be less than the $10.25 per share being offered by Fireman's Fund;



   (iii) the historical market prices of and recent trading activity in the Company's Common Stock, particularly the fact that the Merger will enable the stockholders of the Company to realize a significant premium over the prices at which the Common Stock traded prior to the Company's public announcement that Messrs. Hemmingson and Black had entered into agreements to sell their stock to Great American for $10 per share and prior to the announcement of the Merger;



    (iv) the written opinion of Dean Witter that the cash consideration to be paid in the Merger is fair, from a financial point of view, to the stockholders of the Company (excluding Fireman's Fund and its affiliates);



    (v) the terms and conditions of the Acquisition Agreements, including the special, limited shop provision and the fiduciary out provision negotiated by the Company, which allowed the Company to seek additional offers by contacting certain parties until March 28, 1997, and to consider unsolicited offers thereafter; the fact that the Company may terminate the Acquisition Agreements in certain circumstances; the circumstances under which the breakup fee is payable; the restriction of Fireman's Fund's voting or tendering of certain Company stock in certain circumstances; and the relatively few substantive closing conditions;



    (vi) the Company's positive working relationship with Fireman's Fund, and Fireman's Fund's reputation in the insurance industry;



   (vii) the likely positive effect of the Merger on stabilizing the Company's premium base, agent network, key employees important to the premium base and agent network and the relatively low level of expected disruption to the Company's business prior to closing the Merger; and



  (viii) the likely decrease in the market price of the Company's Common Stock if the Company was not sold, taking into account the likelihood of downward pressure on the market price as a result of factors discussed in subparagraph (i) above and the announcement, the day after the announcement of the proposed Merger, of a significant reduction of the Company's earnings estimates by an analyst, and advice from Dean Witter that, based on financial projections furnished to Dean Witter by the Company, it was unlikely that the price of the Common Stock would reach $10.25 per share in the near future.


    In view of the wide variety of factors considered in connection with its evaluation of the terms of the Merger, the Company's Board of Directors did not find it practicable to, and did not, quantify or otherwise attempt to assign relative weights to the specific factors considered in reaching its conclusions.

    If the Merger is not approved by the Company's stockholders and the Merger does not occur, the Company will continue its current operations as an independent company. However, for the reasons discussed above, it is possible that the Company would seek a business combination with another company.

OPINION OF FINANCIAL ADVISOR


    As described under "SPECIAL FACTORS--Background of the Merger--Financial Advisor" above, the Company engaged Dean Witter to act as its exclusive financial advisor in connection with the

Company's review of strategic and financial planning matters including the possible merger or sale of the Company. In connection with the transaction discussed herein and pursuant to the terms of the engagement, the Company requested that Dean Witter evaluate the fairness to the holders of the Company's Common Stock other than Fireman's Fund and its affiliates (the "Public Stockholders") from a financial point of view, of the consideration to be received by the Public Stockholders in connection with the Merger. It was contemplated that prior to the consummation of the Merger, a subsidiary of Fireman's Fund would purchase all of the Common Stock then owned by Messrs. Hemmingson and Black, so that Messrs. Hemmingson and Black would not be Public Stockholders. On March 5, 1997, Dean Witter delivered to the Board of Directors its opinion to the effect that, as of such date and based upon and subject to certain matters described to the Board of Directors, the consideration to be received by the Public Stockholders is fair from a financial point of view (the "Dean Witter Opinion"). The Dean Witter Opinion is directed to the Board of Directors of the Company and does not constitute a recommendation to any stockholder of the Company as to how such stockholder should vote with respect to the Merger at the Special Meeting.


    A copy of the Dean Witter Opinion, which sets forth the assumptions made and matters considered in, and limits on the review undertaken, is attached to this Proxy Statement as Exhibit B and should be read by stockholders carefully in its entirety.

    In connection with its opinion, Dean Witter, among other things, (i) reviewed the Acquisition Agreement dated March 5, 1997 between the Company and Fireman's Fund (the "March 5 Agreement"); (ii) reviewed the Annual Reports on Form 10-K and related publicly available financial information of the Company for the two most recent fiscal years ended December 31, 1994 and 1995, the Quarterly Reports on Form 10-Q of the Company for the periods ended March 31, 1996, June 30, 1996 and September 30, 1996, and the Company's definitive Proxy Statement dated May 8, 1996; (iii) reviewed the Right of First Refusal Agreements between Fireman's Fund and Messrs. Hemmingson and Black (the "Hemmingson and Black Transactions"); (iv) reviewed the Chief Financial Officer's financial model of the income statement, balance sheet and cash flow statement of the Company for the quarter ended December 31, 1996 and for calendar years 1997 through 2006 created for the purpose of evaluating various financial alternatives (the "Model"); (v) conducted discussions with members of senior management of the Company concerning the past and current business, operations, assets, present financial condition and future prospects of the Company; (vi) reviewed the historical reported market prices and trading activity for the Company's Common Stock; (vii) compared certain financial information and operating statistics relating to the Company with published financial information and operating statistics relating to selected public companies that Dean Witter deemed to be most comparable to the Company; (viii) compared the amount per share of the cash consideration proposed to be paid to the holders of the Company's Common Stock upon approval of the Merger with the financial terms, to the extent publicly available, of selected other recent acquisitions that Dean Witter deemed to be relevant; (ix) reviewed certain other information, including publicly available information relating to the business, earnings, cash flow, assets and prospects of the Company; and (x) reviewed such other financial studies and analyses and performed such other investigations and took into account such other matters as Dean Witter deemed necessary.

    Dean Witter relied without independent verification upon the accuracy and completeness of all of the financial and other information reviewed by it for purposes of rendering its opinion. Dean Witter also relied upon the management of the Company as to the reasonableness and achievability of the Model (and the assumptions and bases therefor) provided to Dean Witter and assumed for purposes of such opinion that the Model was reasonably prepared on bases reflecting the performance of the Company. Dean Witter was not requested to make, and did not make, an independent appraisal or evaluation of the assets, properties, facilities or liabilities of the Company and Dean Witter was not furnished with any such appraisal or evaluation. Dean Witter was not directed to, and did not, solicit any third party indications of interest in acquiring all or any part of the Company before delivering its opinion, however, Dean Witter noted the provision of the March 5 Agreement which gave the Company the ability to solicit indications of interest from a limited group of other participants in the crop insurance and related industries from the date of the signing of the March 5 Agreement until March 28, 1997 to determine what, if any, interest certain parties would have in an acquisition of the Company. Dean Witter also noted the "window shop" provision of the March 5 Agreement also gives the Company the right to consider certain unsolicited offers before or after March 28, 1997. Dean Witter's opinion to the Company's Board of Directors was based upon prevailing market conditions (including, then current market prices for the Company's Common Stock) and other circumstances and conditions existing on the date of such opinion and does not represent Dean Witter's opinion as to what the actual value of the Company's Common Stock will be after the date of such opinion. It is not contemplated that Dean Witter will give any subsequent opinion with respect to the Merger.

    The following is a brief summary of certain financial analyses performed by Dean Witter in connection with its opinion dated March 5, 1997, which it presented to the Company's Board of Directors at the Board meeting held on that date or at previous meetings.

    STOCK TRADING HISTORY. Dean Witter examined the history of the trading prices and volume for the Company's Common Stock and the relationship between movements in the prices of the Common Stock and certain events surrounding the Company. For the 52-week period ending March 3, 1997, the Company's highest trading price was $11.75 and its lowest trading price was $5.875. The Company's average closing bid and asked prices for the 30 days ending February 14, 1997, the trading date immediately prior to the public announcement of the Hemmingson and Black Transactions (the "Hemmingson/Black Announcement"), was $7.24. The last sale price on March 3, 1997 was $8.25.

    ANALYST REPORTS. Dean Witter reviewed publicly available research reports from ABN Amro Chicago Corporation ("ABN") relating to the Company's Common Stock and noted that the earnings projections were lowered from $0.70 and $1.10 to $0.39 and $0.14, respectively, for 1996 and 1997, on February 19, 1997, one day after the Hemmingson/Black Announcement.

    ANALYSIS OF CERTAIN OTHER PUBLICLY TRADED COMPANIES. Using publicly available information, Dean Witter compared selected historical share prices, earnings and operating and financial ratios for the Company to the corresponding data and ratios of selected crop insurance participants, insurance brokers and excess and surplus lines insurance companies. Such data and ratios included equity market value on March 3, 1997 to announced and projected operating earnings (based upon First Call earnings estimates for 1996, 1997 and 1998) and to book value (adjusted to eliminate the effects of FASB 115 adjustments, which require insurance companies to mark-to-market the bonds that are held as available-for-sale in their portfolios, thus impacting stockholders' equity), as well as dividend yield, price performance over the 30 and 60 days immediately prior to March 3, 1997, the 52 week high and low trading prices, and the March 3 closing price relative to the 52 week trading range. For the Company, Dean Witter compared both First Call earnings estimates and the projected operating earnings data from the Model.

    In performing its analyses, Dean Witter concluded that there were no publicly traded companies which it considered directly comparable to the Company. Dean Witter did, however, select two other crop insurance participants (Acceptance Insurance Companies and Symons International, collectively the "Crop Insurance Companies"), six insurance brokers (Acordia, Inc., E.W. Blanch Holdings, A.J. Gallagher, Hilb, Rogal & Hamilton, Marsh & McLennan and Poe & Brown, collectively the "Insurance Brokers") and nine excess and surplus lines insurance companies (Acceptance Insurance Companies, W.R. Berkley Corp., Capsure Holdings, Exel Ltd., Gainsco, Inc., HCC Insurance Holdings, Markel Corp., NYMAGIC, Inc., and RLI Corp., collectively the "E&S Companies") as to which Dean Witter analyzed certain data. Although Dean Witter analyzed this data, due to the differences between these companies and the Company, Dean Witter concluded that the comparisons were of limited relevance.

    Dean Witter again noted that ABN adjusted its 1996 and 1997 earnings forecast for the Company from $0.70 and $1.10 per share of Common Stock to $0.39 and $0.14, respectively, on February 19, 1997, one day after the Hemmingson/Black Announcement. Dean Witter noted that the earnings multiples at which the Crop Insurance Companies, the Insurance Brokers and the E&S Companies traded were much lower than the Company's, and that Dean Witter believed this difference was due in large part to the Hemmingson/Black Announcement. When Dean Witter compared the Company to the other Crop Insurance Companies, the Insurance Brokers and the E&S Companies, an analysis of market value to 1996 projected or announced operating earnings yielded a range of 8.7x to 11.1x, 11.7x to 18.6x and 9.9x to 19.4x and an adjusted average (excluding the high and the low of each range, except for the Crop Insurance Companies) of 9.9x, 15.2x and 13.5x, respectively, as compared to 21.7x ABN estimates for the Company and 68.8x estimate of the Model (based on a share price of $8.25); market value to 1997 projected operating earnings yielded a range of 8.0x to 9.4x, 11.3x to 16.6x and 9.4x to 17.0x and an adjusted average (except for the Crop Insurance Companies) of 8.7x, 13.4x and 12.3x, respectively, as compared to 58.9x ABN estimates for the Company and 16.8x estimate of the Model (based on a share price of $8.25); market value to 1998 projected operating earnings yielded a range of 10.1x to 14.7x and 8.6x to 13.3x and an adjusted average of 12.4x and 11.3x for the Insurance Brokers and the E&S Companies (1998 earnings estimates were not available for the Crop Insurance Companies), respectively, as compared to 21.2x estimate of the Model (based on a share price of $8.25, no 1998 analyst earnings projections were available). An analysis of market value to book value adjusted to eliminate the effects of FASB 115 adjustments yielded a range of 1.6x to 2.8x, 2.0x to 5.4x and 1.2x to 3.6x and an adjusted average (except for the Crop Insurance Companies) of 2.2x, 3.8x and 1.7x, respectively, as compared to 1.5x for the Company (based on a share price of $8.25). An analysis of dividend yield produced a range of 0.0% to 0.0%, 1.7% to 4.7% and 0.0% to 2.2% and an adjusted average (except for the Crop Insurance Companies) of 0.0%, 2.9% and 0.8%, respectively, as compared to 0.0% for the Company (based on a share price of $8.25). An analysis of price performance over the 30 days immediately prior to March 3, 1997 yielded a range of -3.7% to 9.7%, -0.9% to 15.0% and -17.2% to
15.0% and an adjusted average (except for the Crop Insurance Companies) of 3.0%, 7.0% and 8.4%, respectively, as compared to 24.5% for the Company (based on a share price of $8.25). An analysis of price performance over the past 60 days immediately prior to March 3, 1997 yielded a range of 0.0% to 3.7%, -0.9% to 21.1% and -10.5% to 27.8% and an adjusted average (except for the Crop Insurance Companies) of 1.8%, 4.6% and 6.7%, respectively, as compared to 32.0% for the Company (based on a share price of $8.25). An analysis of the March 3 closing price relative to the 52 week trading range yielded a range of 59.5% to 85.1%, 17.3% to 94.7% and 16.7% to 100.0% and an adjusted average (except for the Crop Insurance Companies) of 72.3%, 73.0% and 73.4%, respectively, as compared to 40.4% for the Company (based on a share price of $8.25).

    TRANSACTION ANALYSIS. Dean Witter reviewed publicly available information on certain acquisitions of crop insurers, as well as certain pending or withdrawn acquisition transactions and completed acquisition transactions involving companies in the property and casualty and brokerage markets. In performing its analysis, Dean Witter concluded that there were no transactions for which financial information was available which are directly comparable to the Merger and that, given the differences between the Company and the companies pending to be acquired and acquired in other transactions, these comparisons were of limited relevance.


    The completed acquisitions of crop insurers which Dean Witter reviewed were the acquisitions of Dawson Hail Insurance Co. by the Company and Redland Group Inc. by Acceptance Insurance Companies (collectively the "Crop Insurance Transactions"). Dean Witter calculated multiples for each of the Crop Insurance Transactions based on the ratio of the offer price to such acquired company's respective statutory net income in the year prior to and the year of the transaction, direct premiums written, and policyholders' surplus for the year ending before the transaction. With respect to the multiple of the offer price to statutory net income in the year prior to the transaction, the multiple was 8.9x compared to 27.0x for the Company (based upon a $10.25 value per share). The multiple of the offer price to statutory net income in the year of the transaction was 4.1x compared to 73.2x for the Company (based upon a $10.25 value per share). The average multiple of the offer price to direct written premiums in the year prior to the transaction was 0.3x and ranged from 0.2x to 0.3x compared to 0.3x for the Company (based upon a $10.25 value per share). The average multiple of the offer price to policyholders' surplus at year-end prior to the transaction was 1.4x and ranged from 1.4x to 1.4x compared to 2.4x for the Company (based upon a $10.25 value per share and the Model's estimated book value per share). The multiple of the consideration offered for Redland Group Inc.'s common stock to Redland Group Inc.'s statutory net income in both the year prior to and the year of its acquisition is not meaningful as Redland Group Inc. incurred losses in both years.

    The pending and withdrawn transactions which Dean Witter reviewed were the acquisitions of Avemco Corp. by HCC Insurance Holdings Inc.; Alexander & Alexander Services by Aon Corp.; Pac Rim Holding Corp. by Superior National Insurance Group; Financial Institutions Insurance Group by John Dore (company president) and Castle Harlan; and Midland Financial Group, Inc. by Danielson Holding Corp. (collectively the "Pending or Withdrawn Transactions"). Dean Witter calculated multiples for each of the Pending or Withdrawn Transactions based on the ratio of the offer price to such acquired company's respective consensus earnings estimates for the current year and the following year, as well as to the market value of such acquired company one day, one week, four weeks, six months and one year prior to the transaction's announcement date. With respect to the multiple of the offer price to consensus earnings estimates for the current year, the adjusted mean was 17.1x and ranged from 9.0x to 23.3x compared to 27.0x for the Company (based upon a $10.25 value per share). The average multiple of the offer price to consensus earnings estimates for the following year was 18.1x and ranged from 18.0x to 18.2x compared to an estimated 73.2x for the Company (based upon a $10.25 value per share). The adjusted average premium to the market value of the companies one day prior to the transaction's announcement was 18.8% and ranged from 0.0% to 46.7% compared to 19.7% for the Company (based upon a $10.25 value per share). The adjusted average premium the market value of the companies one week prior to the transaction's announcement was 20.9% and ranged from 6.7% to 49.7% compared to 17.1% for the Company (based upon a $10.25 value per share). The adjusted average premium to the market value of the companies four weeks prior to the transaction's announcement was 19.3% and ranged from 14.3% to 81.8% compared to 39.0% for the Company (based upon a $10.25 value per share). The adjusted average premium to the market value of the companies six months prior to the transaction's announcement was 9.4% and ranged from -22.7% to 83.3.% compared to 43.9% for the Company (based upon a $10.25 value per share). The adjusted average premium to the market value of the companies one year prior to the transaction's announcement was 21.6% and ranged from -19.4% to 80.3% compared to 2.5% for the Company (based upon a $10.25 value per share).

    The other completed transactions which Dean Witter reviewed were the acquisitions of American Re Corp. by Munich Re; National Re Corp. by General Re Corp.; Capital Guaranty Corp. by Financial Security Assurance; Milwaukee Insurance Group by Unitrin Inc.; CII Financial Inc. by Sierra Heath Services Inc.; Employee Benefits Plans Inc. by First Financial Management; Kemper Corp. by an investor group; Re Capital Corp. by Zurich Reinsurance Centre; Victoria Financial Corp. by USF&G Corp.; and UniCare Financial Corp. by Wellpoint Health Networks Inc. (collectively the "Completed P&C Transactions"). Dean Witter calculated multiples for each of the Completed P&C Transactions based on the ratio of the offer price to such acquired company's respective consensus earnings estimates for the current year and the following year, as well as to the market value of such acquired company one day, one week, four weeks, six months and one year prior to the transaction's announcement date. With respect to the multiple of the offer price to consensus earnings estimates for the current year, the adjusted mean was 16.1x and ranged from 12.7x to 21.9x compared to 27.0x for the Company (based upon a $10.25 value per share). The adjusted average multiple of the offer price to consensus earnings estimates for the following year was 13.0x and ranged from 10.8x to 15.1x compared to 73.2x for the Company (based upon a $10.25 value per share). The adjusted average premium to the market value of the companies one day prior to the transaction's announcement was 43.0% and ranged from 13.0% to 63.0% compared to 19.7% for the Company (based upon a $10.25 value per share). The adjusted average premium to the market value of the companies one week prior to the transaction's announcement was 49.2% and ranged from 18.0% to 63.8% compared to 17.1% for the Company (based upon a $10.25 value per share). The adjusted average premium to the market value of the companies four weeks prior to the transaction's announcement was 55.1% and ranged from 20.7% to 91.3% compared to 39.0% for the Company (based upon a $10.25 value per share). The adjusted average premium to the market value of the companies six months prior to the transaction's announcement was 54.7% and ranged from -14.1% to 131.6% compared to 43.9% for the Company (based upon a $10.25 value per share). The adjusted average premium to the market value of the companies one year prior to the transaction's announcement was 33.8% and ranged from -14.7% to 72.8% compared to 2.5% for the Company (based upon a $10.25 value per share).

    No company or transaction used in the above analyses is believed by Dean Witter to be directly comparable to the Company or the Merger. Accordingly, an analysis of the results of the foregoing is not mathematical; rather, it involves complex considerations and judgments concerning differences in the financial and operating characteristics of the companies and other factors that could affect the public trading values of the companies to which they are being compared.

    DISCOUNTED CASH FLOW ANALYSIS. Using discounted cash flow analysis, Dean Witter estimated the present value of the future streams of after-tax cash flows that the Company would produce through 2006, assuming the Company performed in accordance with the Model provided by the Company's Chief Financial Officer. After-tax cash flows were calculated as the total cash generated by the Model for each of the ten years 1997 through 2006. Dean Witter estimated the terminal value of the Company by applying a range of multiples (from 8.0 to 10.0) to net income and (from 1.0x to 2.0x) to book value projected for the Company in 2006. The cash flow streams and terminal values were then discounted to present values using different discount rates (ranging from 13% to 17%) chosen to reflect different assumptions regarding the required rates of return of holders or prospective buyers of the Company's Common Stock. This discounted cash flow analysis indicated a reference range for the Company's Common Stock of between $5.81 and $8.86 per share and $3.84 and $6.55 per share, respectively.

    LIQUIDATION VALUE. After consulting with management of the Company, Dean Witter determined that the liquidation value of the Company would be an amount substantially less than the consideration that would be paid to the Public Stockholders (assuming $10.25 per share total consideration). The Model projects the Company's book value to be approximately $4.30 per share and tangible book value (book value less intangibles) to be approximately $3.27 per share at year end 1996.

    GENERAL. The summary set forth above does not purport to be a complete description of the analyses performed by Dean Witter. The preparation of a fairness opinion involves various determinations as to the most appropriate and relevant methods of financial analysis and the application of these methods to the particular circumstances and, therefore, such an opinion is not readily susceptible to summary description. Accordingly, notwithstanding the separate factors summarized above, Dean Witter believes that its analyses must be considered as a whole and that selected portions of its analyses and the factors considered by it, without considering all analyses and factors, could create an incomplete view of the evaluation process underlying its opinion. In performing its analyses, Dean Witter made numerous assumptions with respect to industry performance, general business and economic conditions and other matters, many of which are beyond the control of the Company. The analyses performed by Dean Witter are not necessarily indicative of actual values or future results, which may be significantly more or less favorable than suggested by such analyses. Additionally, analyses relating to the values of businesses do not purport to be appraisals or to reflect the prices at which businesses actually may be sold.

    Dean Witter is an investment banking firm engaged, among other things, in the valuation of businesses and securities in connection with mergers, acquisitions, underwritings, sales and distributions of listed and unlisted securities, private placements and valuations for estate, corporate and other purposes. Dean Witter is a nationally recognized investment banking firm which has substantial experience in merger and acquisition transactions and was familiar with the Company. In the ordinary course of business, Dean

Witter may actively trade in the securities of the Company for its own account and the accounts of its customers, and accordingly, may at any time hold a long or short position in such securities.


    Pursuant to the terms of an engagement letter dated January 5, 1996 (the "Engagement Letter") and its amendment dated May 28, 1996, Dean Witter acted as financial advisor to the Company in July 1996 in the formation of a strategic alliance with Fireman's Fund which included a $10,000,000 investment by Fireman's Fund in the Preferred Stock. Dean Witter received a fee of $500,000 plus reimbursement of out-of-pocket expenses, as the exclusive financial advisor in this transaction.


    The Company has paid Dean Witter $400,000 for acting as financial advisor in connection with rendering the Dean Witter Opinion, and will pay Dean Witter an additional $515,000 upon consummation of the Merger. The Company also has agreed to reimburse Dean Witter for its out-of-pocket expenses, including the reasonable fees and expenses of its legal counsel, and to indemnify Dean Witter and certain related parties against certain liabilities, including liabilities under the federal securities laws, arising out of or in connection with the services rendered by Dean Witter under the engagement letter. The Company's Board of Directors was aware of the fact that a significant portion of the aggregate fee payable to Dean Witter is contingent upon consummation of the Merger or another Transaction (as defined hereafter). Such additional fee (the amount of which would depend upon the value of the underlying transaction) also would be payable upon consummation of a transaction or series of transactions (including, without limitation, a sale or exchange of capital stock or assets, a lease of assets with or without a purchase option, a merger (other than the Merger) or consolidation, a leveraged buy-out or recapitalization, the formation of a joint venture, a minority investment or partnership, or any similar transaction) whereby, directly or indirectly, control of or a material interest in the securities, assets or business of the Company or any of its affiliates is transferred (collectively, a "Transaction") if such Transaction were to occur within six months from the termination of the engagement letter (which termination date is upon 15 days' prior written notice).

PERSPECTIVE OF FIREMAN'S FUND ON THE MERGER


    The determination of the Merger Consideration resulted from extensive arm's-length negotiation between the Company and Fireman's Fund and their respective representatives. See "--Background of the Merger." At the conclusion of the negotiation process, Fireman's Fund offered to acquire the Company for a price of $10.25 per share. In determining such price, Fireman's Fund analyzed its projections of the underwriting results for the policies marketed by the Company and of the Company's results of operations, including the effects of projected growth in the Company's revenue and possible reductions in the Company's expenses following the Merger.



    Fireman's Fund did not undertake any formal or informal evaluation of its own as to the fairness of the Merger Consideration to the Company stockholders. Based upon the determination by the Company's Board of Directors that the Merger is fair to, and in the best interests of, the Unaffiliated Stockholders of the Company, and based upon the fact that Dean Witter rendered the Dean Witter Opinion to the Company's Board of Directors, Fireman's Fund believes that the Merger Consideration is fair to such stockholders from a financial point of view. Fireman's Fund did not attach specific weights to any factors in reaching its belief as to fairness and did not perform any independent analysis with respect thereto. In considering the determination made by the Company's Board of Directors, Firemen's Fund did not necessarily adopt any intermediate conclusions reached by the Board.



    Fireman's Fund's principal purposes for entering into the Merger Agreement are to preserve a significant underwriting book of business developed by the Company and Fireman's Fund and to protect its prior $10 million cash investment in the Company. It gave consideration to simply purchasing the Hemmingson and Black Stock, but could not do so without the consent of the Company under the standstill agreement between Fireman's Fund and the Company. It also considered entering into a transaction involving the Company and Party X, but decided that such a transaction would not be commercially feasible.


PLANS FOR THE COMPANY AFTER THE MERGER


    After the Merger, Fireman's Fund anticipates that it will continue its review of the Company and its assets, businesses, operations, properties, policies, corporate structure, dividend policy, capitalization and management and consider whether any changes would be desirable in light of the circumstances then existing. At this time Fireman's Fund does not intend to close the Company's corporate headquarters located in Overland Park, Kansas. Effective upon consummation of the Merger, current management of the Company will be the initial management of the Surviving Corporation and the directors of the Merger Subsidiary will be the initial directors of the Surviving Corporation.


    Except for the foregoing, and as otherwise indicated in this Proxy Statement, Fireman's Fund does not have any other present plans or proposals which relate to or would result in an extraordinary corporate transaction, such as a merger, reorganization or liquidation, involving the Company or any of its subsidiaries, a sale or transfer of a material amount of assets of the Company or any of its subsidiaries or any material change in the Company's capitalization or any other material changes in the Company's corporate structure or business or the composition of the Company's Board of Directors or management.

CERTAIN EFFECTS OF THE MERGER

    As a result of the Merger, the entire equity interest of the Company will be owned by Fireman's Fund, and the current stockholders will have no continuing interest in the Company. Therefore, following the Merger, the stockholders of the Company other than Fireman's Fund will no longer benefit from any increases in the value of the Company and will no longer bear the risk of any decreases in the value of the Company. Following the Merger, Fireman's Fund and its affiliates will own 100% of the Company and will have complete control over the management and conduct of the Company's business, all income generated by the Company and any future increase in the Company's value. Similarly, Fireman's Fund will also bear the risk of any losses incurred in the operation of the Company and any decrease in the value of the Company.

    Following the Merger, the Common Stock will no longer meet the requirements of the Nasdaq National Market for continued listing and will, therefore, be delisted from the Nasdaq National Market.

    The Common Stock is currently registered as a class of securities under the Exchange Act. Registration of the Common Stock under the Exchange Act may be terminated upon application of the Company to the Commission if the Common Stock is not listed on a national securities exchange or quoted on the Nasdaq National Market and there are fewer than 300 record holders of the Common Stock. Termination of registration of the Common Stock under the Exchange Act would substantially reduce the information required to be furnished by the Company to its stockholders and to the Commission and would make certain provisions of the Exchange Act, such as the short-swing trading provisions of Section 16(b), the requirement of furnishing a proxy statement in connection with stockholders' meetings pursuant to Section 14(a), and the requirements of Rule 13e-3 under the Exchange Act with respect to "going private" transactions, no longer applicable to the Company. It is the present intention of Fireman's Fund to cause the Company to make an application for the termination of the registration of the Common Stock under the Exchange Act as soon as practicable after the Effective Time of the Merger.

RELATIONSHIP BETWEEN THE COMPANY AND FIREMAN'S FUND

    INTERCOMPANY BUSINESS RELATIONSHIP. In 1996 and 1995, 21% and 9.8%, respectively, of the Company's service fees were derived from premiums underwritten by Fireman's Fund, pursuant to a MPCI general agency agreement. The Company's business relationship with Fireman's Fund with respect to

MPCI, crop hail/named peril insurance and farm and ranch insurance is governed by the terms of certain agency agreements and reinsurance arrangements, the principal terms of which are summarized below.


    MPCI AGREEMENTS. Effective with the 1995 crop year, the Company and Fireman's Fund entered into a general agency agreement to market and service MPCI policies underwritten by Fireman's Fund. The Company's responsibilities under the agreement included production, processing, claims administration, accounting and statistical reporting and risk management strategy. Under the agreement, the Company was responsible for all expenses allocable to the business generated under the agreement, including marketing and claims administration and adjusting services. The Company received as its compensation,
(i) the expense reimbursement allowance and excess loss adjustment expenses (both of which amounts are established by the federal government under the MPCI program) payable by the federal government for premiums serviced under the MPCI program, and (ii) a portion of certain of the underwriting gains on MPCI premiums for policies written under Fireman's Fund's standard reinsurance agreement. In addition, Fireman's Fund received fronting fees under the parties' MPCI agreement. In the Company's fiscal years ended December 31, 1995 and 1996, the amounts of such compensation were $9.9 million and $22.0 million, respectively. In addition, for the 1995, 1996 and 1997 crop years, Fireman's Fund insured or reinsured 17%, 45% and 100%, respectively, of the MPCI premium serviced by the Company.



    Concurrent with Fireman's Fund's purchase of the Preferred Stock in July 1996, the Company and Fireman's Fund entered into a new general agency agreement effective for the 1997 crop year (the "New Agreement"). The Company's responsibilities for servicing the business remained the same as in the prior agreement. The fronting fees payable to Fireman's Fund were eliminated and the profit sharing formula was changed to provide the Company with a greater percentage of underwriting gain once the underwriting gain exceeds a certain minimum level. The New Agreement also provides for an additional profit and growth bonus based on certain profit levels for combined MPCI and Crop Hail business. See "--Crop Hail/Named Peril Agency Agreement" below.



    On November 27, 1996, the Company and Fireman's Fund entered into an amendment to the original MPCI agency agreement, pursuant to which Fireman's Fund agreed, for the 1996 crop year only, to finance up to $50 million of MPCI premium payments on behalf of insureds who did not pay their premiums by the applicable due date. In 1996 and 1997, Fireman's Fund paid the Company $76,000 and $175,000, respectively, as an administrative fee under the agreement.


    The Company has granted Fireman's Fund a security interest in the Company's expiration rights and records as security for the Company's obligations under the MPCI Agreements. The Company has the right to effect a bulk transfer to another insurance company(ies) of the MPCI business upon termination of the Agreements. The New Agreement can terminate as of June 30, 1999, if 12 months advance notice is given by either party. Thereafter, the Company may terminate the agreement upon 12 months advance notice and Fireman's Fund may terminate the agreement upon 24 months advance notice. Fireman's Fund also has the right to terminate the agreement immediately in the event of certain specified breaches of the agreement.

    CROP HAIL/NAMED PERIL AGENCY AGREEMENT. In July 1996, the parties also agreed that Fireman's Fund would underwrite crop hail and other named peril (collectively referred to as "Crop Hail") policies serviced by the Company beginning in 1997. The Company's responsibilities under this agreement are similar to its responsibilities under the MPCI agency agreements described above. Under the agreement, Fireman's Fund will insure or reinsure 100% of the premiums serviced by the Company, and the Company will receive commissions as its compensation for marketing and servicing Crop Hail premiums. As of April 30, 1997, approximately $900,000 of payments had been made under this agreement.

    Fireman's Fund has been granted a security interest in the Crop Hail expiration rights and records. The term of the agreement coincides with the term of the MPCI agency agreement. The agreement may be terminated by Fireman's Fund for cause upon the occurrence of certain enumerated events.

    FARM AND RANCH AGENCY AGREEMENT. The Company and Fireman's Fund also entered into a farm and ranch general agency agreement effective November 1, 1996. The Company is responsible for marketing and servicing farm and ranch insurance in certain agreed upon states and will receive income under a specified commission structure. As of March 31, 1997, the Company had not written any premiums under this agreement. The Company does not expect this agreement to have a material impact on its revenues in the near future. The agreement may be terminated by either party without cause, as of October 31, 1999 or any October 31 thereafter, upon three months prior notice.

    TRANSACTIONS AND AGREEMENTS. The Company and certain of its principal stockholders have entered into certain transactions and agreements on and after July 10, 1996 that are related directly and indirectly to the Merger. Such transactions and agreements are described below:


    PREFERRED STOCK PURCHASE AGREEMENT. On July 10, 1996, Fireman's Fund and the Company entered into a stock purchase agreement (the "Preferred Stock Purchase Agreement") pursuant to which Fireman's Fund purchased 10,000 shares of the Company's Series A Convertible Preferred Stock, par value $.01 per share, for an aggregate purchase price of $10 million. The Preferred Stock is convertible into 754,717 shares of the Company's Common Stock, or approximately 9% of the outstanding Company Common Stock, assuming conversion of the Preferred Stock and assuming that any other outstanding rights to purchase, convert into or exchange for the Company's Common Stock are not exercised. Such conversion is at an initial price per share of Common Stock of $13.25, which represents a premium of $2.25 per share over the last traded price of the Common Stock on May 29, 1996, the day prior to the public announcement that the Company and Fireman's Fund had entered into discussions concerning the Preferred Stock transaction. The Preferred Stock has a liquidation value of $1,000 per share and holders of the Preferred Stock are entitled to dividends thereon at the rate of $50.00 per share per annum, payable quarterly. The Company has paid Fireman's Fund $239,000 in 1996 and $250,000 in 1997 in dividends on the Preferred Stock. The Preferred Stock Purchase Agreement contains a "standstill" provision which, in general terms, requires the Company to consent to any Fireman's Fund acquisition of Common Stock which results in Fireman's Fund beneficially owning greater than 20% of the outstanding Common Stock of the Company. The provision expires on the earlier of the tenth anniversary of the agreement or the date upon which Fireman's Fund beneficially owns less than 150,000 shares of the Company's Common Stock or equivalents, but in no event prior to the second anniversary of the agreement. The agreement also gives Fireman's Fund the right to select one nominee for election to the Company's Board of Directors.



    RIGHT OF FIRST REFUSAL AGREEMENTS. On September 23, 1996, Fireman's Fund and each of John J. Hemmingson and Gary A. Black entered into separate Right of First Offer and First Refusal Agreements (together, the "Right of First Refusal Agreements"). The Company was a party to the agreements for the limited purpose of agreeing to facilitate transfers of the subject shares.


    Under the Right of First Refusal Agreements, Fireman's Fund was granted certain first offer and first refusal rights with respect to the shares of the Company's Common Stock owned by each of Messrs. Hemmingson and Black. Such first offer and first refusal rights became operative at such time as either Mr. Hemmingson or Mr. Black notified Fireman's Fund of their intent to sell shares of the Company's Common Stock.

    On February 14, 1997, Mr. Hemmingson, and on February 17, 1997, Mr. Black notified Fireman's Fund that they each had received an offer for the Hemmingson and Black Stock and were offering to sell such shares to Fireman's Fund on the same terms as those contained in the offer they had received. On March 5, 1997, Fireman's Fund notified each of Messrs. Hemmingson and Black that Fireman's Fund would exercise its rights under the Right of First Refusal Agreements and purchase the Hemmingson and Black Stock. According to their written notices to Fireman's Fund, Messrs. Hemmingson and Black then owned 1,145,703 and 681,774 shares, respectively, of the Company's Common Stock.

    Fireman's Fund purchased the Hemmingson and Black Stock on May 30, 1997, for $10 per share, plus interest thereon from the date of exercise of the rights of first refusal. The aggregate amounts paid to Messrs. Hemmingson and Black, including interest, were $11,645,993 and $6,930,186, respectively.



    As result of the purchase of the shares of the Hemmingson and Black Stock, Fireman's Fund beneficially owns 2,582,194 shares of the Company's Common Stock, or approximately 29.6% of the Company's Common Stock, assuming conversion of the Preferred Stock and assuming that any other outstanding rights to purchase, convert into or exchange for the Company's Common Stock are not exercised. Upon consummation of the Merger, Fireman's Fund will own, directly or through an affiliate, 100% of the outstanding shares of the Company's Common Stock.


    ACQUISITION AGREEMENT. On March 5, 1997, the Company and Fireman's Fund entered into an Acquisition Agreement pursuant to which they agreed to the principal terms of the Merger. Subsequently, the Company, Fireman's Fund and the Merger Subsidiary entered into the Merger Agreement dated May 1, 1997, which includes the essential terms of and supercedes the Acquisition Agreement. See "THE MERGER AGREEMENT."


    LOAN AGREEMENT. On March 5, 1997, the Company and Fireman's Fund also entered into a Letter of Intent re Revolving Credit Working Capital Facility, pursuant to which, as an express condition of the Acquisition Agreement, Fireman's Fund agreed to extend a $15,000,000 revolving credit working capital facility to the Company in the event that the Company, after using its reasonable best efforts, was unable by March 31, 1997 to obtain a working capital facility from a commercial bank on reasonable terms not involving any guarantee or similar support from Fireman's Fund. Effective March 31, 1997, the Company entered into a Business Loan Agreement with Fireman's Fund to borrow up to $15,000,000 on a revolving basis and thereby provide the Company with working capital. The loan bears interest at Bank of America's Base Rate (currently 8.5%) and will mature in one year. The loan is secured with the inventory, accounts receivable, equipment and general intangibles of the Company and certain of its subsidiaries and affiliates.



    CONSENT AGREEMENT. On March 5, 1997, the Company and Fireman's Fund also entered into a Consent Agreement (the "Consent Agreement"). As discussed above, the Preferred Stock Purchase Agreement contains a "standstill" provision which, in general, requires the Company to consent to any Fireman's Fund acquisition of Common Stock which results in Fireman's Fund beneficially holding more than 20% of the voting power of the Company's outstanding securities, assuming the exercise of in-the-money stock options and stock rights. Under the terms of the Consent Agreement, the Company gave its consent to the extent required to permit Fireman's Fund's acquisition of more than 20% of such outstanding shares under the standstill provision and for purposes of Section 203 of the DGCL. Under the Consent Agreement, Fireman's Fund agreed, with respect to any stockholder vote on an acquisition or other specified transactions, to vote its shares which exceed 20% of the voting power of the Company's outstanding securities in accordance with the pro rata voting of other Company stockholders who are not "interested stockholders" of the Company under Section 203 of the Delaware General Corporation Law (generally, persons owning more than 15% of the Company's voting stock, or affiliates or associates of the Company who owned 15% of such stock within the three-year period prior to the determination, and the affiliates and associates of such persons).


    In addition, the Consent Agreement contains a provision which amends the standstill provision of the Preferred Stock Purchase Agreement. Under this provision, the restrictions of the standstill provision will immediately terminate at the time when any person or group (as defined in Commission regulations) publicly announces an intention to make or makes or commences a tender or exchange offer, other than a tender or exchange offer which has been approved by the Board of Directors of the Company before the earliest to occur of such announcement, making or commencement, for more than 15% of the outstanding Common Stock.

INTERESTS OF CERTAIN PERSONS IN THE MERGER

    In considering the recommendation of the Board of Directors of the Company with respect to the Merger Agreement and the transactions contemplated thereby, stockholders should be aware that certain members of the management and the Board of Directors of the Company have certain interests in the Merger in addition to the interests of stockholders of the Company generally. In connection with the Board of Directors' determination that the Merger is fair to the Company's stockholders (excluding Fireman's Fund and its affiliates), the Board carefully considered conflict of interest issues relating to the matters described below.


    EMPLOYMENT AGREEMENT. Mr. Martinez, Chief Executive Officer of the Company, has a three-year employment agreement ending in May 1999, under which he is currently paid an annual base salary of $275,000. Under the terms of the agreement, upon consummation of the Merger, Mr. Martinez may resign and continue to receive his then current base salary and continuation of health and life insurance benefits for the remainder of the contract term.



    STOCK OPTIONS. Under the terms of the Company's stock option plans and the agreements relating to certain outstanding stock options, the Merger will cause the acceleration of vesting of all outstanding stock options of the Company. The following table sets forth, with respect to each of the individuals who are, or since January 1, 1996 have been (as indicated with an asterisk), executive officers and directors of the Company, information concerning cash settlements of "in-the-money" stock options that will be paid in connection with the consummation of the Merger, including options that are currently exercisable and those that will become exercisable as a result of the Merger. See "THE MERGER AGREEMENT-- Payment for Shares and Options" and "MANAGEMENT OF THE COMPANY, FIREMAN'S FUND AND THE MERGER SUBSIDIARY--The Company." The cash settlement amounts are based upon the spread between $10.25 and the exercise price of such options and do not take into account any income taxes that may be required to be withheld.



                                                       AMOUNT PAYABLE WITH
                                                        RESPECT TO OPTIONS
                                                     ------------------------       TOTAL
                                                      CURRENTLY    BECOMING    CASH SETTLEMENT
                                                     EXERCISABLE  EXERCISABLE      AMOUNT
                                                     -----------  -----------  ---------------
Tony Cid...........................................   $   4,309    $   8,621     $    12,930
Rafe Hargrove......................................      16,580       19,411          35,991
Paul Horn..........................................       4,125       --               4,125
John Meuschke......................................       2,625       --               2,625
Manuel Sanchez.....................................       4,125       --               4,125
David Hill.........................................       4,309        8,621          12,930
Richard Bartlett*..................................      15,311       --              15,311
Gary Black*........................................      59,979       63,710         123,689
Tony Coelho*.......................................       3,750        1,875           5,625
John Hemmingson*...................................      85,939       96,881         182,820
                                                     -----------  -----------  ---------------
    Total..........................................   $ 201,052    $ 199,119     $   400,171
                                                     -----------  -----------  ---------------
                                                     -----------  -----------  ---------------


    INDEMNIFICATION OF OFFICERS AND DIRECTORS. The Merger Agreement provides that, for a period of not less than four years following the Effective Time, the Surviving Corporation will maintain in effect all rights of indemnification of the officers, directors, employees or agents of the Company and its subsidiaries of the Company provided in its certificate of incorporation, bylaws or in indemnification agreements with the Company or any of its subsidiaries, and will indemnify and hold harmless such persons to the full extent permitted by law against losses, claims, damages, liabilities, costs, expenses, judgments, fines and amounts paid in settlement in connection with any threatened or actual claim, action, suit, proceeding or investigation, asserted or arising before or after the Effective Time. Fireman's Fund has also agreed to cause the

Surviving Corporation to maintain, or for Fireman's Fund itself to provide, for the benefit of such persons, for a period of not less than four years after the Effective Time, any current officer's and director's liability insurance policies maintained by the Surviving Corporation, or policies with at least the same coverage, provided that if the cost of such continuing coverage exceeds 200% of the last annual premium paid by the Surviving Corporation prior to March 5, 1997, Fireman's Fund will purchase as much comparable insurance as possible for an annual premium equal to such maximum amount.

SOURCES AND USES OF FUNDS


    MERGER CONSIDERATION, FEES AND EXPENSES. Fireman's Fund estimates that the total consideration payable to stockholders other than Fireman's Fund upon consummation of the Merger, including amounts needed to settle outstanding Company stock options, will be approximately $64,250,000. It paid an aggregate purchase price of $18,576,179, including interest, to Messrs. Hemmingson and Black for their shares. The estimated fees and expenses incurred or to be incurred by Fireman's Fund in connection with the Merger are legal fees and expenses of $200,000 and miscellaneous fees of $50,000. Fireman's Fund currently has working capital funds available to make such payments and pay such fees and expenses.



    The estimated fees and expenses incurred or to be incurred by the Company in connection with the Merger, which will be paid using working capital funds, are approximately as follows. Certain of those funds may be borrowed by the Company from Fireman's Fund under the Business Loan Agreement referred to above under "SPECIAL FACTORS--Relationships Between the Company and Fireman's Fund--Transactions and Agreements--Loan Agreement."



Investment banking fees and expenses............................  $ 935,000
Legal fees and expenses.........................................    200,000
Printing and mailing fees.......................................     70,000
Accounting fees and expenses....................................     10,000
Commission filing fee...........................................     12,772
Paying Agent fees...............................................     10,000
Proxy Solicitation Agent fees...................................      5,000
Miscellaneous expenses..........................................     15,000
                                                                  ---------
Total Fees and Expenses.........................................  1,187,772



    For information regarding Dean Witter's engagement by the Board of Directors, see "--Opinion of Financial Advisor." Certain of the Company's officers will receive certain payments if the Merger is consummated. See "--Interests of Certain Persons in the Merger."


    SOLICITATION FEES AND EXPENSES. Neither Fireman's Fund nor the Company will pay any fees or commissions to any broker or dealer or any other person (other than the Proxy Solicitation Agent) for soliciting Company stockholders with respect to the Merger. Brokers, dealers, commercial banks and trust companies will, upon request, be reimbursed by the Company for reasonable and necessary costs and expenses incurred by them in forwarding materials to their customers.

CERTAIN FEDERAL INCOME TAX CONSEQUENCES


    Under currently existing provisions of the Internal Revenue Code of 1986, as amended (the "Code"), the Treasury Regulations promulgated thereunder, applicable judicial decisions and administrative rulings, all of which are subject to change, the federal income tax consequences described below will arise in connection with the Merger. Due to the complexity of the Code, the following discussion is limited to the material federal income tax aspects of the Merger for a Company stockholder who is a citizen or resident of the United States. The general tax principles discussed below are subject to retroactive changes that may result from subsequent amendments to the Code. The following discussion does not address potential foreign, state, local and other tax consequences, nor does it address taxpayers subject to special treatment under the federal income tax laws, such as insurance companies, Fireman's Fund as the holder of all of the outstanding shares of Preferred Stock, tax-exempt organizations, S corporations and taxpayers subject to the alternative minimum tax. In addition, the following discussion may not apply to Company stockholders who acquired their shares upon the exercise of employee stock options or otherwise as compensation. Neither the Company nor Fireman's Fund has requested either the Internal Revenue Service or counsel to rule or issue an opinion on the federal income tax consequences of the Merger. ALL STOCKHOLDERS ARE URGED TO CONSULT THEIR OWN TAX ADVISORS REGARDING THE FEDERAL, FOREIGN, STATE AND LOCAL TAX CONSEQUENCES OF THE DISPOSITION OF THEIR SHARES IN THE MERGER.

    For federal income tax purposes, the Merger will be treated as a taxable sale or exchange of shares of Common Stock for cash by each holder of such shares (including any holder of Dissenting Shares). Accordingly, the federal income tax consequences to the holders of Common Stock will generally be as follows:

    (a) Assuming that the shares of Common Stock exchanged by a Company stockholder for cash in connection with the Merger are capital assets in the hands of the stockholder at the Effective Time, such stockholder will recognize capital gain or loss by reason of the consummation of the Merger.

    (b) The capital gain or loss, if any, will be long-term with respect to shares of Common Stock held for more than 12 months as of the Effective Time and short-term with respect to such shares held for 12 months or less as of the Effective Time.

    (c) The amount of capital gain or loss to be recognized by each holder of Common Stock will be measured by the difference between the amount of cash payable for the account of such stockholder in connection with the Merger (including cash received for Dissenting Shares) and such stockholder's tax basis in the Common Stock at the Effective Time.

    Cash payments made pursuant to the Merger (including any cash paid to holders of Dissenting Shares) will be reported to the extent required by the Code to stockholders of the Company and the Internal Revenue Service. Such amounts will ordinarily not be subject to withholding of federal income tax. However, backup withholding of such tax at a rate of 31% may apply to certain stockholders by reason of the events specified in Section 3406 of the Code and the Treasury Regulations promulgated thereunder, which include failure of a stockholder to supply the Company or its agent with such stockholder's taxpayer identification number. Accordingly, each Company stockholder will be asked to provide the stockholder's correct taxpayer identification number on a Substitute Form W-9 which is to be included in the letter of transmittal to be sent to stockholders relating to their shares of Common Stock. Withholding may also apply to Company stockholders who are otherwise exempt from such withholding, such as a foreign person, if such person fails to properly document its status as an exempt recipient.


    The cash settlement amounts distributed in connection with the Merger to holders of in-the-money options to acquire shares of the Common Stock will constitute "wages," and will be subject to income tax withholding. The gross amount due, the withheld amount and the net payment will be included in each optionholder's W-2 form for 1997.


PUBLIC OFFERINGS AND REPURCHASES OF COMMON STOCK

    PUBLIC OFFERINGS. On June 30, 1994, the Company completed an underwritten initial public offering of 2,780,748 newly issued shares of its Common Stock, at an initial public offering price to the public of $7.50, which was registered on a Registration Statement on Form S-1 under the Securities Act of 1933, as amended. The Company retained net proceeds of the offering in the amount of $18,096,107, after deducting underwriting commissions and discounts of $1,459,893 and other costs of $1,299,610.

    On December 6, 1994, the Company completed an underwritten public offering of 1,400,000 newly issued shares of its Common Stock, at a public offering price to the public of $14.00, which was registered on a Registration Statement on Form S-1 under the Securities Act of 1933, as amended. The Company retained net proceeds of the offering of $17,774,886, after deducting underwriting commissions and discounts of $1,274,000 and other costs of $551,114.

    REPURCHASES. Pursuant to an agreement relating to the acquisition of their agency business, in 1996 the Company purchased 14,250 and 10,000 shares of its Common Stock from John Chapman, Sr. and Jack Chapman, respectively, for $16.25 per share. Also, pursuant to separation agreements with Messrs. Hemmingson and Black, in 1996 and 1997 the Company purchased 108,000 and 84,000 shares of its Common Stock from Hemmingson and Black, respectively, at prices ranging from $10.00 to $6.65 per share. The average repurchase price paid for each applicable quarterly period was as follows:

                                                                                     AVERAGE
                                                                                   REPURCHASE
                                                                                   PRICE PAID
                                                                                   -----------
1996
  First Quarter..................................................................   $   16.25
  Third Quarter..................................................................   $    9.78
  Fourth Quarter.................................................................   $    7.14

1997
  First Quarter..................................................................   $    6.50

REGULATORY APPROVALS


    STATE REGULATORY AUTHORITIES. Certain filings have been made with, and all necessary approvals obtained from, insurance regulatory authorities in certain states in connection with the Merger.


    HSR ACT FILINGS. Under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 and the rules promulgated thereunder by the Federal Trade Commission (the "FTC"), certain acquisition transactions may not be consummated unless notice has been given and certain information has been furnished to the Antitrust Division of the United States Department of Justice (the "Antitrust Division") and the FTC and certain waiting period requirements have been satisfied. The Merger is subject to these requirements.


    The Company and Fireman's Fund each filed with the Antitrust Division and the FTC a Notification and Report Form with respect to the Merger on May 2 and May 1, 1997, respectively. On May 16, 1997, the Company and Fireman's Fund were notified by the FTC that the waiting period had been terminated.


    State Attorneys General and private parties may also bring legal actions under the federal or state antitrust laws under certain circumstances. There can be no assurance that a challenge to the proposed Merger on antitrust grounds will not be made or of the result if such a challenge is made.

                              THE MERGER AGREEMENT

    The information under this caption is qualified in its entirety by reference to the full text of the Merger Agreement, a copy of which is attached as Exhibit A to this Proxy Statement.

GENERAL

    The Company and Fireman's Fund entered into the Merger Agreement effective May 1, 1997. If the stockholders of the Company approve the Merger Agreement, the Merger Subsidiary will be merged with and into the Company, with the result that the separate corporate existence of the Merger Subsidiary will then cease. The Company will be the Surviving Corporation and will be an wholly owned subsidiary of Fireman's Fund. At the Effective Time, the Common Stock will be converted automatically into the right to receive cash, as described below. See "--Consideration to be Received by Stockholders." The shares of the Common Stock will no longer be listed or traded on the Nasdaq National Market, and the registration of the Common Stock under the Exchange Act will be terminated.

EFFECTIVE TIME


    If the Merger Agreement is adopted by the requisite vote of the Company's stockholders, the Merger will be consummated and become effective upon the acceptance for record of the Certificate of Merger by the Delaware Secretary of State on a date as soon as practicable after conditions to the Merger are satisfied (or waived to the extent permitted), or such other date agreed on by the parties. It is currently contemplated that the Effective Time will occur on the date of, and as soon as practicable after, the Special Meeting. There can be no assurance that all conditions to the Merger will be satisfied. See "--Conditions to Consummation of the Merger."


CONSIDERATION TO BE RECEIVED BY STOCKHOLDERS


    In connection with the Merger, each share of Common Stock outstanding immediately prior to the Effective Time (other than Dissenting Shares and shares held by Fireman's Fund or its designee) will be converted into the right to receive $10.25 in cash, without interest (the cash consideration per share to be paid to the Company's stockholders in the Merger being sometimes referred to herein as the "Merger Consideration"), and each holder of an option to acquire shares of the Common Stock of the Company will receive a cash settlement, net of withholding taxes, equal to the excess, if any, of $10.25 over the exercise price of such options. Dissenting Shares will be converted to cash in the manner described under the caption "RIGHTS OF DISSENTING STOCKHOLDERS."


PAYMENT FOR SHARES AND OPTIONS


    PAYMENT FOR SHARES. On the Effective Date Fireman's Fund will deliver the Merger Consideration to ChaseMellon Shareholder Services, L.L.C. (the "Paying Agent"), who will act as the paying agent for payment of the Merger Consideration to the holders of the Common Stock. Instructions with regard to the surrender of certificates formerly representing shares of Common Stock, together with the letter of transmittal to be used for that purpose, will be mailed to stockholders of record on the Effective Date as soon as practicable after the Effective Time. As soon as practicable following receipt from the stockholder of a duly executed letter of transmittal, together with certificates formerly representing Common Stock and any other items specified by the letter of transmittal, the Paying Agent will pay the Merger Consideration to such stockholder, by check or draft.


    After the Effective Time, the holder of a certificate formerly representing Common Stock will cease to have any rights as a stockholder of the Company, and such holder's sole right will be to receive the Merger Consideration with respect to such shares (or, in the case of Dissenting Shares, the statutorily determined "fair value"). If payment is to be made to a person other than the person in whose name the surrendered certificate is registered, it will be a condition of payment that the certificates so surrendered be properly endorsed or otherwise in proper form for transfer and that the person requesting such payment shall pay any transfer or other taxes required by reason of such payment or establish to the satisfaction of the Surviving Corporation that such taxes have been paid or are not applicable. No transfer of shares outstanding immediately prior to the Effective Time will be made on the stock transfer books of the Surviving Corporation after the Effective Time.

    To the extent permitted by law, the appointment of the Paying Agent may be terminated at any time by Fireman's Fund upon notice to the Paying Agent, or by the Paying Agent upon 30 days notice to Fireman's Fund. Any portion of the Merger Consideration remaining undistributed upon termination of the Paying Agent's appointment will be returned to the Surviving Corporation, and any holders of theretofore unsurrendered Common Stock certificates may thereafter surrender to the Surviving Corporation such stock certificates and (subject to abandoned property, escheat or similar laws) receive in exchange therefor the Merger Consideration to which they are entitled.

    STOCKHOLDERS OF THE COMPANY SHOULD NOT FORWARD THEIR STOCK CERTIFICATES TO THE PAYING AGENT WITHOUT A LETTER OF TRANSMITTAL, AND SHOULD NOT RETURN THEIR STOCK CERTIFICATES WITH THE ENCLOSED PROXY.

    OPTION SETTLEMENT PAYMENTS. As of the Effective Time, the outstanding options to purchase shares of the Company's Common Stock will become, by their terms, fully exercisable and vested. At such time, all such options will be canceled, and in consideration of such cancellation, the Surviving Corporation will pay to the holder of each such option an amount (the "Option Settlement Amount"), net of withholding taxes, equal to the excess, if any, of $10.25 over the exercise price of such options. Such payments will be made by check, mailed to optionholders with a letter explaining in detail the calculation of the amount paid. No action on the part of optionholders will be required to initiate such payments. After the Effective Time, no holder of an option will have any rights other than to receive payment for such holder's options equal to the Option Settlement Amount.


    NO INTEREST ON PAYMENT AMOUNTS. In no event will holders of shares of Common Stock or options to purchase Common Stock be entitled to receive payment of any interest on the Merger Consideration or the Option Settlement Amounts.

OPERATIONS OF THE COMPANY PRIOR TO THE MERGER


    The Company has agreed that, prior to the Effective Time, the business of the Company will be conducted in accordance with certain restrictions set forth in the Merger Agreement. Among other things, the Company has agreed that, except as the Company and Fireman's Fund may otherwise agree, the Company will, and will cause its subsidiaries to, operate only in the ordinary course of business, and neither the Company nor any of its subsidiaries will do any of the following: (a) take any action which would or could reasonably be expected to jeopardize any of its material contracts or its good standing with any applicable state department of insurance or similar regulatory agency with jurisdiction over the Company, (b) take any extraordinary action or fail to take any action, the failure of which to be taken would be an extraordinary action, or (c) declare, set aside or pay any dividend (other than stated dividends on the Preferred Stock) or other distribution in respect of its capital stock, whether in stock, cash, indebtedness or other property, redeem, repurchase or otherwise acquire any of its outstanding capital stock, whether for cash, indebtedness or property, or issue any capital stock or any right to acquire, convert into or exchange for capital stock except pursuant to stock options outstanding on March 5, 1997. The Company has also agreed that, in the event it adopts a "rights plan," "poison pill," or similar plan or arrangement, it will include a provision expressly exempting Fireman's Fund from the operation thereof.


    In addition, the Company has agreed that until the earlier of the termination of the Merger Agreement or the Effective Time, neither the Company nor any of its subsidiaries or representatives will, directly or indirectly, take any action to encourage, solicit or initiate the submission of any Acquisition Proposal (as defined below), enter into any agreement for or relating to any Acquisition Proposal, or participate in any way in any discussions or negotiations with, or furnish any nonpublic information to, any party in connection with any Acquisition Proposal. Notwithstanding the foregoing, the Company may, in response to an unsolicited bona fide offer or proposal made by a third party to the Company and upon written notice to Fireman's Fund, provide information to or have discussions or negotiations with such third party if the Board of Directors of the Company, after having considered the advice of outside counsel, has determined in good faith that it is the fiduciary duty under applicable law of such directors to do so.

    An Acquisition Proposal is defined in the Merger Agreement as a proposal for any (i) merger, consolidation or similar transaction involving the Company, (ii) sale, lease or other disposition directly or indirectly by merger, consolidation, share exchange or otherwise of any assets of the Company and its subsidiaries representing 15% or more of the consolidated assets of the Company and its subsidiaries, (iii) issuance, sale or other disposition of (including by way of merger, consolidation, share exchange or any similar transaction) securities (or options, rights or warrants to purchase, or securities convertible into, such securities) representing 15% or more of the votes attached to the outstanding securities of the Company, (iv) transaction in which any person or group of persons will acquire beneficial ownership or the right to acquire beneficial ownership of 15% or more of the outstanding shares of Company's Common Stock, (v) recapitalization, restructuring, liquidation, dissolution or similar type of transaction with respect to the Company or any of its subsidiaries, or (vi) transaction which is similar in form, substance or purpose to any of the foregoing transactions.

CONDITIONS TO CONSUMMATION OF THE MERGER

    The Merger will occur only if the Merger Agreement is approved and adopted by the requisite votes of the holders of the Common Stock and Preferred Stock voting as a single class. Consummation of the Merger also is subject to the satisfaction of certain other conditions specified in the Merger Agreement, unless such conditions are waived (to the extent such waiver is permitted by law). The failure of any such condition to be satisfied, if not waived, would prevent consummation of the Merger.


    The obligations of Fireman's Fund to consummate the Merger are subject to satisfaction of the following conditions: (i) all waivers, consents, authorizations, orders, approvals and expirations of waiting periods required under any applicable law, rule, regulation, judgment or decree ("Law"), or any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which any party to the Merger Agreement or any of its subsidiaries is bound or by which the property or assets of any such party or subsidiary is bound or affected ("Contract"), required to be obtained by any such party in order to consummate the Merger shall have been obtained, except where the failure to do so would not have a material adverse effect on the assets, properties, liabilities, obligations, business, financial condition or results of operations ("Material Adverse Effect") of the Company and its subsidiaries taken as a whole; (ii) each of the representations and warranties of the Company contained in the Merger Agreement shall have been true and correct as of the date of execution of the Merger Agreement and as of the Effective Time (except for any inaccuracies which in the aggregate would not be expected to have a Material Adverse Effect on the Company and its subsidiaries taken as a whole); (iii) the Company shall have complied in all material respects with all covenants and agreements required under the terms of the Merger Agreement to be performed by it; (iv) no injunction, restraining order or other order of any federal or state court which prevents the Merger shall be in effect; (v) no statute, rule or regulation shall have been enacted by any state or governmental agency that would prevent consummation of the Merger; (vi) between March 5, 1997 and the Effective Time no Material Adverse Effect shall have occurred with respect to the Company other than any developments that generally affect the industry in which the Company operates; and (vii) the Merger shall have been approved by the stockholders of the Company.



    The obligations of the Company to consummate the Merger are subject to satisfaction of the following conditions: (i) all waivers, consents, authorizations, orders, approvals and expirations of waiting periods required under any applicable Law or Contract to be obtained by any party to the Merger Agreement in order to consummate the Merger shall have been obtained, except where the failure to do so would not have a Material Adverse Effect on the Company and its subsidiaries taken as a whole ; (ii) each of the representations and warranties of Fireman's Fund contained in the Merger Agreement shall have been true and correct as of the date of execution of the Merger Agreement and as of the Effective Time (except for any inaccuracies which in the aggregate would not be expected to have a Material Adverse Effect on Fireman's Fund and its subsidiaries taken as a whole); (iii) Fireman's Fund shall have complied in all material respects with all covenants and agreements required under the terms of the Merger Agreement to be performed by it; (iv) no injunction, restraining order or other order of any federal or state court which prevents the Merger shall be in effect; (v) no statute, rule or regulation shall have been enacted by any state or governmental agency that would prevent consummation of the Merger; and (vi) the Merger shall have been approved by the stockholders of the Company.


TERMINATION

    The Merger Agreement may be terminated and the Merger abandoned at any time prior to the filing of Certificate of Merger with the Delaware Secretary of State whether before or after action by the Company's stockholders and without further approval by the Company's stockholders under any of the following circumstances: (i) by mutual written consent of the Company and Fireman's Fund;
(ii) by either
the Company or Fireman's Fund on or after December 31, 1997 if the conditions of such party's obligation to consummate the Merger have not been satisfied or waived; and (iii) by the Company and Fireman's Fund if the Company stockholders do not approve the Merger. In addition, (a) the Board of Directors of the Company may modify or withdraw its approval or recommendation of the Merger, approve or recommend a Superior Proposal (as defined below) or terminate the Merger Agreement if it determines in good faith, after hearing advice of outside counsel, that such action is necessary in order for the Board of Directors to comply with its fiduciary duties to the Company's stockholders under applicable law, and (b) Fireman's Fund may terminate the Merger Agreement if the Board of Directors of the Company or any committee of the Board withdraws or modifies its approval or recommendation of the Merger Agreement or the Merger, fails to recommend that the stockholders of the Company vote in favor of the Merger, approves or recommends any Acquisition Proposal other than the Merger, or resolves to do any of the foregoing. A "Superior Proposal" is a bona fide Acquisition Proposal the terms of which the Board of Directors of the Company determines, after hearing the advice of a financial advisor of nationally recognized reputation, to be more favorable to the Company's stockholders than the terms of the Merger.

TERMINATION FEE

    The Merger Agreement requires the Company to pay Fireman's Fund a termination fee of $2.4 million plus costs and expenses incurred by Fireman's Fund in connection with the Merger (the "Termination Fee Amount") if the Board of Directors of the Company takes any of the actions described in clause (a) above under the caption "--Termination," or the Merger Agreement is terminated by Fireman's Fund for any of the reasons set forth in clause (b) above under such caption. In the event that the Merger Agreement is terminated because the stockholders of the Company do not approve the Merger, and if within the 18 months following such termination the Company enters into a binding agreement for an Acquisition Transaction with a party not affiliated with Fireman's Fund, the Company must pay Fireman's Fund the Termination Fee Amount upon entering into such binding agreement.

ACCOUNTING TREATMENT

    The Merger will be accounted for under the purchase method of accounting under which the total consideration paid in the Merger will be allocated among the Surviving Corporation's consolidated assets and liabilities based on the fair values of the assets acquired and liabilities assumed.

                       RIGHTS OF DISSENTING STOCKHOLDERS

    When the Merger is effected, stockholders of the Company who comply with the procedures prescribed in Section 262 of the DGCL ("Section 262") will be entitled to a judicial determination of the "fair value" of their shares (exclusive of any element of value arising from the accomplishment or expectation of the Merger) and to receive from the Company payment of such fair value in cash. Shares of Common Stock which are outstanding immediately prior to the Effective Time and with respect to which appraisal shall have been properly demanded in accordance with Section 262 shall not be converted into the right to receive the Merger Consideration at or after the Effective Time unless and until the holder of such shares withdraws his or her demand for such appraisal or becomes ineligible for such appraisal.

    The following is a brief summary of the statutory procedures to be followed by a stockholder of the Company in order to dissent from the Merger and perfect appraisal rights under the DGCL. This summary is not intended to be complete and is qualified in its entirety by reference to Section 262, the text of which is included as Appendix C of this Proxy Statement. Any stockholder considering demanding appraisal is advised to consult legal counsel.

    A written demand for appraisal of shares of Common Stock must be delivered to the Company by a stockholder seeking appraisal before the taking of the vote on the Merger. This written demand must be separate from any proxy or vote abstaining from or voting against approval of the Merger. Voting against approval of the Merger, abstaining from voting or failing to vote with respect to approval of the Merger will not constitute a demand for appraisal within the meaning of Section 262.

    Stockholders electing to exercise their appraisal rights under Section 262 must not vote for approval of the Merger. A vote by a stockholder against approval of the Merger is not required in order for that stockholder to exercise appraisal rights. However, if a stockholder returns a signed proxy but does not specify a vote against approval of the Merger or a direction to abstain, the proxy, if not revoked, will be voted for approval of the Merger, which will have the effect of waiving that stockholder's appraisal rights.

    A written demand for appraisal must reasonably inform the Company of the identity of the stockholder of record and that such stockholder intends thereby to demand appraisal. Accordingly, a demand for appraisal should be executed by or for the stockholder of record, fully and correctly, as such stockholder's name appears on the stock certificates. If Common Stock is owned of record in a fiduciary capacity, such as by a trustee, guardian or custodian, such demand must be executed by the fiduciary. If, for example, a stockholder holds shares of Common Stock through a broker, who in turn holds shares through a central securities depository nominee, such as Cede & Co., a demand for appraisal of such shares must be made by or on behalf of such depository nominee. If Common Stock is owned of record by more than one person, as in a joint tenancy or tenancy in common, such demand must be executed by or for all joint owners. An authorized agent, including an agent for two or more joint owners, may execute the demand for appraisal for a stockholder of record; however, the agent must identify the record owner and expressly disclose the fact that, in exercising the demand, he is acting as agent for the record owner.

    A record owner, such as a broker, who holds Common Stock as a nominee for others, may exercise appraisal rights with respect to the Common Stock held for all or less than all beneficial owners of Common Stock as to which the holder is the record owner. In such case, the written demand must set forth the number of shares of Common Stock covered by such demand. Where the number of shares of Common Stock is not expressly stated, the demand will be presumed to cover all shares of Common Stock outstanding in the name of such record owner. Beneficial owners who are not record owners and who intend to exercise appraisal rights should instruct the record owner to comply strictly with the statutory requirements with respect to the delivery of written demand prior to the taking of the vote on the Merger.

    A Company stockholder who elects to exercise appraisal rights must mail or deliver the written demands for appraisal to: Secretary, Crop Growers Corporation, 10895 Lowell, Suite 300, Overland Park, Kansas, 66210, or deliver such demand to the Company in person at the Special Meeting. The written demand for appraisal should specify the stockholder's name and mailing address and the number of shares of Common Stock covered by the demand, and should state that the stockholder is thereby demanding appraisal in accordance with Section 262.

    Within ten days after the Effective Time, the Company must provide notice as to the date of effectiveness of the Merger to all stockholders who have duly and timely delivered demands for appraisal and who have not voted for approval of the Merger Agreement.

    Within 120 days after the Effective Time, any dissenting stockholder is entitled, upon written request, to receive from the Company a statement setting forth the aggregate number of shares not voted in favor of approval of the Merger Agreement and with respect to which demands for appraisal have been received by the Company and the number of holders of such shares. Such statement must be mailed within 10 days after the written request therefor has been received by the Company.

    Within 120 days after the Effective Time, either the Company or any dissenting stockholder may file a petition in the Delaware Court of Chancery demanding a determination of the fair value of shares of Common Stock of all dissenting stockholders. If a petition for an appraisal is timely filed, after a hearing on such petition, the Delaware Court of Chancery will determine which of the Company stockholders are entitled to appraisal rights and thereafter will appraise the shares of Common Stock owned by such stockholders, determining the fair value of such shares, exclusive of any element of value arising from the accomplishment or expectation of the Merger, together with the fair rate of interest to be paid, if any, upon the amount determined to be fair value. In determining fair value, the Delaware Court of Chancery is to take into account all relevant factors. In WEINBERGER V. UOP, INC, ET AL., the Delaware Supreme Court discussed the factors that could be considered in determining fair value in an appraisal proceeding, stating that "proof of value by any techniques or methods which are generally considered acceptable in the financial community and otherwise admissible in court" should be considered and the "fair price obviously requires consideration of all relevant factors involving the value of a company." The Delaware Supreme Court stated that in making this determination of fair value the court and the appraiser may consider "all factors and elements which reasonably might enter into the fixing of value," including "market value, asset value, dividends, earnings prospects, the nature of the enterprise and any other facts which were known or which could be ascertained as of the date of the merger and which throw any light on future prospects of the merged corporation...." The Delaware
Supreme Court has construed Section 262 to mean that "elements of future value, including the nature of the enterprise, which are known or susceptible of proof as of the date of the merger and not the product of speculation, may be considered." However, such court noted that Section 262 provides that fair value is to be determined "exclusive of any element of value arising from the accomplishment or expectation of the merger."


    Stockholders considering whether to seek appraisal should bear in mind that the fair value of their Common Stock determined under Section 262 could be more than, the same as, or less than the value of the Merger Consideration to be exchanged in the Merger, and that opinions of investment banking firms as to fairness from a financial point of view are not necessarily opinions as to fair value under Section 262. Moreover, the Company reserves the right to assert in any appraisal proceeding that, for purposes thereof, the "fair value" of the Common Stock is less than the value of the Merger Consideration.

    The cost of the appraisal proceeding may be determined by the Delaware Court of Chancery and taxed upon the parties as the court deems equitable in the circumstances. Upon application of a dissenting stockholder, the court may order that all or a portion of the expenses incurred by any dissenting stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorneys' fees, and the fees and expenses of experts, be charged pro rata against the value of all shares entitled to appraisal. In the absence of such a determination or assessment, each party bears its own expenses.

    A dissenting stockholder who has duly demanded appraisal in compliance with
Section 262 will not, after the Effective Time, be entitled to vote for any purpose the Common Stock subject to such demand or to receive payment of dividends or other distributions on such Common Stock, except for dividends or other distributions payable to stockholders of record at a date prior to the Effective Time.

    At any time within 60 days after the Effective Time, any dissenting stockholder will have the right to withdraw his or her demand for appraisal and to accept the Merger Consideration. After this period, a dissenting stockholder may withdraw his or her demand for appraisal only with the consent of the Company. If no petition for appraisal is filed with the Delaware Court of Chancery within 120 days after the Effective Time, dissenting stockholders' rights to appraisal shall cease and they shall be entitled only to receive the Merger Consideration. Inasmuch as the Company has no obligation to file such a petition, any stockholder who desires such a petition to be filed is advised to file it on a timely basis. However, no petition timely filed in the Delaware Court of Chancery demanding appraisal shall be dismissed as to any stockholder without the approval of the Delaware Court of Chancery, and such approval may be conditioned upon such terms as the Delaware Court of Chancery deems just.

    A vote for the Merger will constitute a waiver of appraisal rights. A failure to vote against the Merger will not, under Delaware law, constitute a waiver of appraisal rights. If a stockholder returns a proxy which does not contain instructions as to how it should be voted, such proxy will be voted in favor of the Merger and, accordingly, appraisal rights will be waived. As described above, a vote against the Merger is not sufficient to perfect appraisal rights. A stockholder's failure to make the written demand prior to the Special Meeting (under Delaware law) as described above will constitute a waiver of appraisal rights.


    Cash received pursuant to the exercise of dissenters' rights may be subject to federal or state income tax. See "SPECIAL FACTORS--Certain Federal Income Tax Consequences."



    ANY HOLDER WHO FAILS TO COMPLY FULLY WITH THE STATUTORY PROCEDURE SUMMARIZED ABOVE WILL FORFEIT HIS OR HER RIGHTS OF DISSENT AND WILL RECEIVE THE MERGER CONSIDERATION FOR HIS OR HER SHARES. SEE EXHIBIT C.

          STOCK OWNERSHIP OF MANAGEMENT AND CERTAIN BENEFICIAL OWNERS

STOCK OWNERSHIP


    The following table sets forth, as of May 31, 1997, certain information with respect to beneficial ownership of the Common Stock by (i) each person or entity known by the Company to own beneficially more than 5% of the Company's Common Stock; (ii) each director of the Company; (iii) each executive officer of the Company; and (iv) all executive officers and directors as a group. For purposes of this table, beneficial ownership of securities is defined in accordance with the rules of the Commission and means generally the power to vote or dispose of securities, regardless of any economic interest therein. Except as otherwise indicated, the stockholders listed in the table have sole voting and investment power with respect to the shares indicated. For the purpose of determining "Percent of Outstanding Shares," (i) the number of shares of Common Stock outstanding at May 31, 1997 was 8,728,868, including 754,717 shares of Common Stock issuable upon conversion of 10,000 shares of the Preferred Stock (which will vote with the Common Stock with respect to the Merger on an as converted basis), and (ii) stock options exercisable within 60 days from May 31, 1997 are assumed to be exercised by the individual or entity with respect to whom the percentage is calculated.



                                                                            NUMBER OF SHARES
NAME OF                                                                       BENEFICIALLY          PERCENT OF
BENEFICIAL OWNER                                                                  OWNED         OUTSTANDING SHARES
--------------------------------------------------------------------------  -----------------  ---------------------
Fireman's Fund Insurance Company (1) .....................................       2,582,164                29.6%
  777 San Marin Drive
  Novato, California 94998

Thomas Vetter (2) ........................................................         457,735                 5.2%
  955 West Chandler Blvd., Suite 15
  Chandler, Arizona 84244

Michael A. Roth and Brian J. Stark .......................................         788,200                 9.0%
  1500 West Market Street
  Mequon, Wisconsin 53092 (3)

Tony Cid (2)(4)...........................................................          16,963               *

David E. Hill (2).........................................................           9,029               *

Raford S. Hargrove, Jr. (2)...............................................          15,483               *

Paul T. Horn (2)(5).......................................................          83,500               *

Lawrence T. Martinez (2)..................................................          47,635               *

John M. Meuschke (2)......................................................           2,500               *

Manuel Sanchez (2)........................................................           4,500               *

Thomas M. Vertin (2)(6)...................................................         129,779                 1.5%

All executive officers and directors as a group (8 individuals)
  (2)(4)(5)(6)............................................................         309,389                 3.4%


------------------------

*   Less than 1%.


(1) Includes 754,717 shares of Common Stock issuable upon conversion of 10,000 shares of the Preferred Stock, which currently votes with the Common Stock on an as converted basis.



(2) Includes the following number of shares of Common Stock which could be acquired within 60 days of April 30, 1997 through the exercise of stock options: Mr. Vetter, 837 shares; Mr. Cid, 3,629 shares; Mr. Hill, 8,629 shares; Mr. Hargrove, 11,883 shares; Mr. Martinez, 47,000 shares; Mr. Horn, 79,500 shares; Mr. Meuschke, 1,500 shares; Mr. Sanchez, 4,500 shares; Mr. Vertin, 69,500 shares; and all directors and executive officers as a group, 226,141 shares.



(3) On the basis of information contained in a Schedule 13D filed by Messrs. Roth and Stark with the Commission on April 3, 1997, includes 394,100 shares owned by Reliant Trading and 394,100 shares owned by Shepard Trading Limited, investment entities. Messrs. Roth and Stark have shared voting and investment power with respect to such shares by virtue of their positions as members of Stark Asset Management L.L.C., the managing partner of Reliant Trading, and as investment managers of Shepard Trading Limited.


(4) Includes 6,667 shares of restricted stock, which will vest on June 23, 1997.



(5) Includes 2,000 shares of Common Stock beneficially owned by Mr. Horn's spouse.



(6) Includes 5,000 shares of Common Stock held jointly with another individual (2,500 shares of which Mr. Vertin disclaims beneficial ownership of), 3,750 shares of which are held by a corporation owned by Mr. Vertin, and 1,125 shares are held by Mr. Vertin's wife and daughters, all of which Mr. Vertin is deemed to beneficially own. With respect to 6,225 shares of Common Stock, Mr. Vertin shares investment power with another individual or individuals.


TRANSACTIONS BY CERTAIN PERSONS IN COMMON STOCK


    No transactions in the Company's Common Stock were effected by any person named in the table above during the 60 day period preceding the date of this Proxy Statement, other than Fireman's Fund's purchase of the Hemmingson and Black Stock as described under the caption "SPECIAL FACTORS-- Relationship Between the Company and Fireman's Fund--Transactions and Agreements--Right of First Refusal Agreements."

                   MANAGEMENT OF THE COMPANY, FIREMAN'S FUND
                           AND THE MERGER SUBSIDIARY

    Certain information concerning the directors and executive officers of the Company, Fireman's Fund and the Merger Subsidiary is set forth below. Unless otherwise indicated, each such person is a citizen of the United States and the address of each such person is that of the Company, Fireman's Fund or the Merger Subsidiary, as the case may be. Such addresses are set forth under the caption "SUMMARY--The Company" and "--Fireman's Fund."

THE COMPANY

    The names, ages, principal occupations and employment history for the past five years of the members of the directors and executive officers of the Company are set forth below.


    PAUL T. HORN, 54, has been Chairman of the Board of Directors since March 1996, and a Director since June 1994. He has been the Chief Operating Officer of R.D. Offutt Company, which provides a variety of agribusiness services and products to rural communities, since 1985. He has been President, Chief Operating Officer and a Director of RDO Equipment Corp., which owns and operates John Deere industrial and agricultural stores in the United States, since August 1996. He also serves as a Director of Northern Grain Company, a regional grain elevator.



    LAWRENCE T. MARTINEZ, 35, has been the Chief Executive Officer and a Director of the Company since August 1996. He was Acting Chief Executive Officer from June 1996 to August 1996, and was with the law firm of Dorsey & Whitney LLP from November 1990 to June 1996.


    JOHN M. MEUSCHKE, 51, has held various positions at Fireman's Fund since 1968, and is currently Senior Vice President of Fireman's Fund Insurance Company. He has been a Director of the Company since July 1996.


    MANUEL SANCHEZ, 53, has been a Director of the Company since June 1994. He has been the Chief Executive Officer of Tower Health, a health maintenance organization, since February 1997. He had a private law practice from May 1996 to February 1997, and served as President and Chief Executive Officer of Gulf Atlantic Life Insurance Company from 1991 to May 1996.


    THOMAS M. VERTIN, 50, has been Vice Chairman of the Board of Directors since March 1996, and has been a Director since October 1994. He has been the owner and operator of Vertin Company, a business management firm with a variety of commercial business and real estate interests, primarily involving multi-state funeral homes, since its inception in 1981. He is also a partner in The Coveda Company, a management firm that operates Hardee's restaurants in Minnesota, North Dakota and South Dakota.

    TONY CID, 35, has been the Senior Vice President of the Company since April 1994. He held various positions with Continental Insurance Companies from March 1989 to February 1994.

    RAFORD S. HARGROVE, JR., 28, has been President of Crop Growers Software, Inc. since October 1994. He was General Manager of Crop Growers Software, Inc. from January 1991 to October 1994, and was a Director of the Company from October 1994 to July 1996.

    DAVID E. HILL, 34, has been Chief Financial Officer of the Company since December 1995, and Secretary and Treasurer since May 1996. He served as Chief Accounting Officer from March 1995 to December 1995, and Vice President and Controller of Insurance Company Operations from September 1994 to March 1995. He was with the accounting firm of KPMG Peat Marwick LLP from January 1985 to September 1994.

FIREMAN'S FUND AND AFFILIATES

    Fireman's Fund is a wholly owned subsidiary of AZOA, and AZ AG holds 90% of the voting securities of AZOA. See "SUMMARY--Fireman's Fund.


    FIREMAN'S FUND. The names, principal occupations and employment history for the past five years of the directors and executive officers of Fireman's Fund are set forth below. Mr. Hansmeyer and Dr. Schulte-Noelle are German citizens. Dr. Schulte-Noelle's address is Koniginstrasse 28, 80802 Munich, Federal Republic of Germany, and Mr. Marks' address is 55 Green Farms Road, Westport, Connecticut 06881.


    GARY E. BLACK, Director; President, Claims Division, since 1997; Executive Vice President of Fireman's Fund since 1987.

    HERBERT HANSMEYER, Director and Chairman of the Board since 1991; Member of the Board of Management of AZ AG since 1994.

    DAVID R. POLLARD, Director; Executive Vice President of Fireman's Fund.

    JEFFREY H. POST, Director; Executive Vice President, Chief Financial Officer and Actuary of Fireman's Fund since 1994; Senior Actuary with St. Paul Companies Inc. from 1985 to 1994.

    THOMAS E. ROWE, Director; Executive Vice President of Fireman's Fund since 1993; Senior Vice President from 1987 to 1993.

    DR. HENNING SCHULTE-NOELLE, Director; Chairman of the Board of Management of AZ AG and Director, President and Chief Executive Officer of AZOA since 1991.

    JOE L. STINNETTE, JR., Director; President and Chief Executive Officer of Fireman's Fund since 1994; Chief Administrative Officer from 1991 to 1994; Director of AZOA since 1994.

    DAVID P. MARKS, Executive Vice President of Fireman's Fund; Director, Secretary and Assistant Treasurer of AZOA since 1991.

    HAROLD N. MARSH, III, Senior Vice President and Treasurer of Fireman's Fund since 1991.

    THOMAS A. SWANSON, Senior Vice President and General Counsel of Fireman's Fund since 1988; Corporate Secretary since 1993.


    AZOA. The names and, unless already set forth under "--Fireman's Fund" above, the principal occupations and employment history for the past five years of the directors and executive officers of AZOA are set forth below. Mr. Hansmeyer and Drs. Schulte-Noelle, Breipohl and Schinzler are German citizens. The address of Mr. Hansmeyer and Drs. Schulte-Noelle and Breipohl is Koniginstrasse 28, 80802 Munich, Federal Republic of Germany; the address of Messrs. Clark and Marks is 55 Green Farms Road, Westport, Connecticut 06881; the address of Mr. Stinnette is 777 San Marin Drive, Novato, California 94998; the address of Mr Anderson is 1750 Hennepin Avenue, Minneapolis, Minnesota 55403; and the address of Dr. Schinzler is 500 Lexington Avenue, New York, New York 10022.


    DR. HENNING SCHULTE-NOELLE, Director, President and Chief Executive Officer.

    LOWELL C. ANDERSON, Director.

    DR. DIETHART BREIPOHL, Director; Member of the Board of Management of AZ AG.

    HERBERT HANSMEYER, Director.

    DAVID P. MARKS, Director, Secretary and Assistant Treasurer.

    DR. HANS JURGEN SCHINZLER, Director.

    JOE L. STINNETTE, JR., Director.

    RONALD M. CLARK, Treasurer and Assistant Secretary.


    AZ AG. The names and, unless already set forth under "--Fireman's Fund" or "--AZOA" above, the principal occupations and employment history for the past five years of the members of the Board of Management of AZ AG are set forth below. With the exception of Dr. Gavazzi, who is an Italian citizen, all of the named individuals are German citizens. The address of each of the named individuals is Koniginstrasse 28, 80802 Munich Federal Republic of Germany.


    DR. HENNING SCHULTE-NOELLE, Chairman of the Board of Management.

    DETLAV BREMKAMP, Member.

    DR. REINER HAGEMANN, Member.

    DR. GERHARD RUPPRECHT, Member.

    DR. DIETHART BREIPOHL, Member.

    DR. ROBERTO GAVAZZI, Member since 1994; Chairman of the Board of Riunione Adriatica di Sicurata since 1991; Chairman of the Board of Allianz Via Assurances since 1993.

    HERBERT HANSMEYER, Member.

THE MERGER SUBSIDIARY

    The names and, unless already set forth under "--Fireman's Fund" above, principal occupations and employment history for the past five years of the directors and executive officers of The Merger Subsidiary are set forth below.

    HAROLD N. MARSH, III, Director and Senior Vice President and Treasurer.

    JEFFREY H. POST, Director and Executive Vice President, Chief Financial Officer and Actuary.

    JOE L. STINNETTE, JR., Director and Chairman of the Board, President and Chief Executive Officer.

    THOMAS A. SWANSON, Senior Vice President, General Counsel and Corporate Secretary.

    RICHARD G. WARREN, Senior Vice President and Controller.

CERTAIN PROCEEDINGS


    On January 21, 1997, the Company entered a NOLO CONTENDERE plea to two charges in the matter of UNITED STATES OF AMERICA V. CROP GROWERS CORPORATION, JOHN J. HEMMINGSON AND GARY A. BLACK (Crim. No. 96-0181 (GK)), filed in the United States Federal District Court in Washington, D.C. The case was brought against the Company by the Independent Counsel appointed to investigate former United States Secretary of Agriculture Mike Espy and the facts alleged to underlie the charges are detailed under the caption "Legal Proceedings" in the Company's Annual Report on Form 10-K accompanying this Proxy Statement. The Company paid a fine in the amount of $2 million. The counts with respect to which the Company entered its plea alleged conspiracy to make and conceal illegal campaign contributions and the making and keeping of false records and accounts under provisions of the Securities and Exchange Act of 1934. A nolo contendere plea is neither an admission nor a denial of guilt.

    Except as described in the preceding paragraph, during the past five years, neither the Company, Fireman's Fund, AZOA, AZ AG, the Merger Subsidiary, nor any of the individuals named above with respect to those entities has been convicted in a criminal proceeding (excluding traffic violations and similar misdemeanors), or been a party to a civil proceeding of a judicial or administrative body of competent jurisdiction and as a result of such proceeding been or become subject to a judgment, decree or final order enjoining future violations of, or prohibiting or mandating activities subject to, federal or state securities laws of finding any violation with respect to such laws.

                             STOCKHOLDER PROPOSALS


    In the event the Merger is not consummated for any reason, proposals of stockholders intended to be presented at the 1997 annual meeting of stockholders must be received by the Company at its principal executive offices not later than June 20, 1997 for inclusion in the Company's proxy statement and form of proxy relating to that meeting. Stockholders should mail any proposals by certified mail return receipt requested.


                         INDEPENDENT PUBLIC ACCOUNTANTS

    The consolidated financial statements of the Company as of December 31, 1996, December 31, 1995, and December 31, 1994, and for each of the years in the three-year period ended December 31, 1996, incorporated by reference in this Proxy Statement, have been audited by KPMG Peat Marwick LLP, independent public accountants.

    A representative of KPMG Peat Marwick LLP will be at the Special Meeting to answer questions by stockholders and will have the opportunity to make a statement if so desired.

                     INFORMATION INCORPORATED BY REFERENCE


    The Company's Annual Report on Form 10-K for the year ended December 31, 1996, as amended, its Quarterly Report on Form 10-Q for the quarter ended March 31, 1997, and its Current Reports on Form 8-K dated January 3, 1997, January 21, 1997, February 28, 1997 and May 30, 1997 as filed by the Company with the Commission (Commission File No. 0-23830), are incorporated by reference into this Proxy Statement.


    All documents filed by the Company pursuant to sections 13(a), 13(c), 14 or 15(d) or the Exchange Act after the date of this Proxy Statement and prior to the date of the Special Meeting shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing of such documents. Copies of the documents (without exhibits) incorporated by reference in this Proxy Statement are available without charge upon written or oral request from David
E. Hill, Chief Financial Officer, Crop Growers Corporation, 10895 Lowell Avenue, Suite 300, Overland Park, Kansas 66210 (telephone (913) 338-7800).

                             AVAILABLE INFORMATION


    The Company is subject to the informational reporting requirements of the Exchange Act and, in accordance therewith, files reports, proxy statements and other information with the Commission. Such reports, proxy statements and other information can be inspected and copies made at the public reference facilities of the Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549 and the Commission's regional offices at Seven World Trade Center, Suite 1300, New York, New York 10048 and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such material can also be obtained from the Public Reference Section of Commission at its Washington, D.C. address at prescribed rates. The Commission also maintains a Web site address, http://www.sec.gov., which contains reports, proxy statements and other information regarding registrants that file electronically with the Commission. The Company's Common Stock is listed and traded on the Nasdaq National Market, and such reports, proxy statements and other information may be inspected at the offices of Nasdaq Operations, 1735 K Street, N.W., Washington, D.C. 20006.

                             ADDITIONAL INFORMATION


    This Proxy Statement contains information disclosed pursuant to Rule 13e-3 under the Exchange Act, which governs so-called "going private" transactions by certain issuers and their affiliates. At the time the Company and Fireman's Fund entered into the March 5 Agreement, Fireman's Fund owned 10,000 shares of the Company's Preferred Stock, which, on an as converted basis, represented 8.6% of the combined voting power of the Company's Common Stock and Preferred Stock. At such time, Fireman's Fund had the right to acquire from Messrs. Hemmingson and Black 1,827,477 shares of Common Stock, which, together with the Preferred Stock, represented 29.6% of such combined voting power, but the exercise of such right was subject to the Company's consent. Although neither the Company nor Fireman's Fund believes that Fireman's Fund or the Merger Subsidiary was then an "affiliate" of the Company within the meaning of Rule 13e-3(a)(1) of the Exchange Act, and both Fireman's Fund and the Merger Subsidiary deny being affiliates of the Company at the time the March 5 Agreement was entered into, Fireman's Fund, the Merger Subsidiary and the Company are filing a Rule 13e-3 Transaction Statement ("Schedule 13E-3") with the Commission to furnish information with respect to the transactions described herein. This Proxy Statement does not contain all of the information set forth in the Schedule 13E-3, parts of which are omitted in accordance with the regulations of the Commission. The Schedule 13E-3, and any amendments thereto, including exhibits filed as part thereof, will be available for inspection and copying at the offices of the Commission as set forth above.


                                          By Order of the Board of Directors

                                          David E. Hill

                                          SECRETARY

Overland Park, Kansas


June   , 1997

                                                                       EXHIBIT B



March 5, 1997
Board of Directors
Crop Growers Corporation
10895 Lowell, Suite 300
Overland Park, Kansas 66210



Gentlemen:



    Crop Growers Corporation, a Delaware Corporation ("Crop Growers"), and Fireman's Fund Insurance Company, a California corporation ("Fireman's Fund"), contemplate entering into an acquisition agreement (the "Acquisition Agreement"), dated as of the date hereof, providing for the acquisition by Fireman's Fund through merger of all of the issued and outstanding shares of common stock (the "Common Shares") of Crop Growers from all holders of Common Shares other than Fireman's Fund and its affiliates (the "Public Shareholders"). It is contemplated that prior to the consummation of the merger, a subsidiary of Fireman's Fund ("Acquisition Sub") will purchase all of the Common Shares now owned by John Hemmingson and Gary Black, former Chief Executive Officer and Executive Vice President of Crop Growers, respectively, for a purchase price of $10.00 per share in cash, so that Messrs. Hemmingson and Black will not be Public Shareholders. The Acquisition Agreement provides, among other things, that at the Effective Time (as defined in the Acquisition Agreement). Acquisition Sub will be merged into Crop Growers with the Common Shares held by Public Shareholders being converted into the right to receive $10.25 per share in cash (the "Cash Consideration"). The Acquisition Agreement provides that Crop Growers will waive the standstill agreement to which Fireman's Fund is subject in order for Fireman's Fund to exercise its right of first refusal under existing agreements to purchase from Messrs. Hemmingson and Black 1,145,703 and 681,744 Common Shares, respectively, which shares represent approximately 23% of Crop Grower's outstanding Common Shares.



    You have requested Dean Witter Reynolds Inc.'s opinion ("Dean Witter"), as investment bankers, as to the fairness, from a financial point of view, of the Cash Consideration, taken as a whole, to the Public Shareholders.



    In arriving at the opinion set forth below, we have, among other things:



        (1) reviewed the Acquisition Agreement;



        (2) reviewed the Annual Report on Form 10-K and related publicly available financial information of Crop Growers for the two most recent fiscal years ended December 31, 1994 and 1995, the Quarterly Reports on Form 10-Q of Crop Growers for the periods ended March 31, 1996, June 30, 1996 and September 30, 1996, and the definitive Proxy Statement on Form 14A, dated May 8, 1996;



        (3) received the Right of First Refusal agreements between Fireman's Fund and Messrs. Hemmingson and Black;



        (4) reviewed the Chief Financial Officer's financial model of the income statement, balance sheet and cash flow statement of Crop Growers for the quarter ended December 31, 1996 and for the calendar years 1997 through 2006 created for the purpose of evaluation various financial alternatives (the "Model");



        (5) conducted discussions with members of senior management of Crop Growers concerning the past and current business, operations, assets, present financial condition and future prospects of Crop Growers;



        (6) reviewed the historical reported market prices and trading activity for Crop Growers' Common Shares;


                                      B-1